EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

Among

AUSA HOLDING COMPANY

AUSA MERGER SUB, INC.

and

CLARK, INC.

Dated as of November 1, 2006

2

3

EXHIBITS

Exhibit A	Conditions of the Offer
Exhibit B	Certificate of Incorporation of Surviving Corporation
Exhibit C	By-laws of Surviving Corporation
Exhibit D	MBO Agreement
Exhibit E	Knowledge

DEFINITIONS

Defined Term	Section Defined
ABS Notes	Section 3.01(x)
Acceptance Date	Section 4.02(a)
Acquiring Person	Section 3.01(bb)
Acquisition Agreement	Section 4.02(b)
Actions	Section 4.01(b)
Affiliate	Section 8.03(a)
Applicable Law(s)	Section 8.03(b)
Appraisal Shares	Section 2.01(d)
BD Subsidiary	Section 3.01(y)(i)
Business Day	Section 8.03(c)
Carriers	Section 3.01(h)(iv)
Certificate	Section 2.01(c)
Certificate of Merger	Section 1.05
Closing	Section 1.04
Closing Date	Section 1.04
Code	Section 2.02(f)
Commission Assets	Section 3.01(x)
Commonly Controlled Entity	Section 3.01(m)(i)
Company	Preamble
Company Affiliated Group	Section 3.01(n)(vii)
Company Benefit Agreements	Section 3.01(j)
Company Benefit Plans	Section 3.01(j)
Company Common Stock	Preamble
Company Disclosure Schedule	Section 3.01
Company Employees	Section 5.08(b)
Company Intellectual Property Rights	Section 3.01(p)(i)
Company Pension Plans	Section 3.01(m)(i)
Company SAR	Section 3.01(c)
Company Stock Options	Section 3.01(c)
Company Stock Plans	Section 3.01(c)
Company Stockholder Approval	Section 3.01(d)(A)
Company Stockholders Meeting	Section 5.01(b)
Confidentiality Agreement	Section 4.02(a)
Contract	Section 3.01(d)(B)
Control Date	Section 4.01(a)
Copyrights	Section 3.01(p)(i)

4

Defined Term	Section Defined
C-W Co.	Preamble
DGCL	Section 1.03
Disinterested Stockholders	Section 6.01(a)
Disinterested Stockholder Approval	Section 6.01(a)
Effective Time	Section 1.05
Environmental Claims	Section 3.01(l)(iv)
Environmental Laws	Section 3.01(l)(iv)
Environmental Permits	Section 3.01(l)(iv)
ERISA	Section 3.01(m)(i)
Exchange Act	Section 1.01(a)
Filed SEC Document	Section 3.01(e)
Financing Commitment Letter	Preamble
GAAP	Section 3.01(e)
Governmental Entity	Section 3.01(d)(C)
Hazardous Materials	Section 3.01(l)(vii)
HSR Act	Section 3.01(d)(C)(1)
Indemnified Parties	Section 5.05(a)
Independent Directors	Section 5.10(a)
Information Statement	Section 5.07(a)
Insured Party	Section 5.05(c)
Intellectual Property Rights	Section 3.01(p)(ii)
IRS	Section 3.01(m)(ii)
Knowledge	Section 8.03(d)
Legal Restraints	Section 6.01(c)
Liens	Section 3.01(b)
Likely Superior Proposal	Section 4.02(a)
Material Adverse Effect	Section 8.03(e)
Material Contracts	Section 3.01(h)
Material Facility	Section 3.01(o)(ii)
MBO Agreement	Preamble
MBO Business	Preamble
MBO Certifications	Preamble
Merger	Preamble
Merger Consideration	Section 2.01(c)
NYSE	Section 3.01(d)(C)(4)
Offer	Preamble
Offer Documents	Section 1.01(b)
Option Consideration	Section 2.03
Outside Date	Section 7.01(b)(i)
Parent	Preamble
Patents	Section 3.01(p)(i)
Paying Agent	Section 2.02(a)
PCBs	Section 3.01(l)(iv)
Permits	Section 3.01(i)

5

Defined Term	Section Defined
Person	Section 8.03(f)
Post-Signing Returns	Section 4.01(b)
Producers	Section 3.01(h)(v)
Proxy Statement	Section 3.01(d)(C)(2)
Release	Section 3.01(l)(iv)
Rights Agreement	Section 3.01(bb)
Rights Agreement Amendment	Section 3.01(bb)
Sarbanes-Oxley Act	Section 3.01(e)
Schedule 14D-9	Section 1.02(b)
SEC	Section 1.01(a)
SEC Documents	Section 3.01(e)
Section 262	Section 2.01(d)
Securities Act	Section 3.01(e)
Securitization	Section 3.01(x)
Significant Subsidiary	Section 8.03(g)
Specified Stockholders	Preamble
SPV	Section 3.01(x)
Sub	Preamble
Subsidiary	Section 8.03(h)
Summarized Contracts	Section 3.01(mm)
Superior Proposal	Section 4.02(a)
Surviving Corporation	Section 1.03
Takeover Proposal	Section 4.02(a)
Taxes	Section 3.01(n)(v)(A)
Tender Agreements	Preamble
Termination Fee	Section 5.06(b)
Trademarks	Section 3.01(p)(i)
Transfer Taxes	Section 5.11

6

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER dated as of November 1, 2006, by and among AUSA HOLDING COMPANY, a Delaware corporation (“Parent”), AUSA Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), and CLARK, INC., a Delaware corporation (the “Company”).

WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition, Parent proposes to cause Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all the outstanding shares of common stock, par value $0.01 per share (together with any share purchase rights associated therewith) of the Company (the “Company Common Stock”), at a price per share of Company Common Stock equal to $16.55;

WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved this Agreement and the merger (the “Merger”) of Sub into the Company, on the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of Company Common Stock not owned by Parent, Sub or the Company, other than the Appraisal Shares (as defined in Section 2.01(d)), shall be converted into the right to receive the price per share paid pursuant to the Offer;

WHEREAS, an Asset Purchase Agreement dated as of even date herewith (the “MBO Agreement”) in the form set forth in Exhibit D has been executed and delivered by and among Clark Wamberg, LLC, a Delaware limited liability company (“C-W Co.”), and Tom Wamberg, as joint obligors, the Company and Clark Consulting, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, providing for the sale of certain assets to, and the assumption of certain liabilities (as more fully described in the MBO Agreement, the “MBO Business”) by, C-W Co.

WHEREAS, if the Company agrees, subject to Section 4.02(f) herein, to sell the MBO Business pursuant to an agreement other than the MBO Agreement, Parent and Sub also agree to increase the Offer consideration by 61.7% of the amount, if any, on a per share basis, by which the consideration received by the Company for the MBO Business, net of any escrow established to satisfy post-closing indemnity obligations pursuant to Section 4.02(f), exceeds the amount set forth in the MBO Agreement;

WHEREAS, if the sale of the MBO Business is consummated pursuant to an agreement other than the MBO Agreement, Parent and Sub may become obligated to make an additional payment to the holders of Company Common Stock and Company Stock Options pursuant to Section 4.02(g);

WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent is entering into separate tender and voting agreements (collectively, the “Tender Agreements”)

with each of Tom Wamberg and Tom Pyra (the “Specified Stockholders”) pursuant to which the Specified Stockholders are agreeing to tender and vote their respective shares in connection with the Offer and the Merger;

WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I.
THE OFFER AND THE MERGER

Section 1.01.  The Offer.

(a)  Subject to the conditions of this Agreement, as promptly as practicable, but no sooner than fifteen (15) Business Days from the date hereof, Sub shall, and Parent shall cause Sub to, commence the Offer in accordance with the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”). The obligations of Sub to, and of Parent to cause Sub to, commence the Offer or accept for payment and pay for any shares of Company Common Stock tendered pursuant to the Offer are subject to the conditions set forth in Exhibit A. Upon expiration of the Offer in accordance with the terms of this Agreement and satisfaction or waiver, to the extent waivable, of the conditions set forth in Exhibit A, Parent shall cause Sub to accept and pay for the tendered shares of Company Common Stock in accordance with the terms of this Agreement. The initial expiration date of the Offer shall be the later of the 45th Business Day following the commencement of the Offer (determined using Rule 14d-2 of the SEC) or the day of the MBO Pre-Closing. Sub expressly reserves the right to waive any condition to the Offer or modify the terms of the Offer, except that, without the prior written consent of the Company, Sub shall not (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the price per share of Company Common Stock to be paid pursuant to the Offer, (iii) waive the Minimum Tender Condition (as defined in Exhibit A), add to the conditions set forth in Exhibit A or modify any condition set forth in Exhibit A in any manner adverse to the holders of Company Common Stock, (iv) except as provided below in this Section 1.01(a), extend the Offer, (v) change the form of consideration payable in the Offer or (vi) otherwise amend the Offer in any manner adverse to the holders of Company Common Stock. Notwithstanding the foregoing but subject to Section 7.01, Sub may, without the consent of the Company, (A) extend the Offer for one or more periods of time that Sub reasonably believes are necessary to cause the conditions of the Offer set forth in Exhibit A hereto to be satisfied if, at the scheduled expiration date of the Offer, any of the conditions to Sub’s obligation to purchase shares of Company Common Stock are not satisfied, until such time as such conditions are satisfied or waived, (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer, (C) extend the Offer for up to four (4) Business Days following Parent’s receipt of written notice pursuant to Section 4.02(b), (D) extend the Offer for a single period of time not exceeding five (5) Business Days beyond the latest expiration date of the Offer that would otherwise be permitted under subclauses (A), (B) or (C) of this Section 1.01, if on such date more than 80% but less than 90% of the shares of Company Common Stock (determined on a fully diluted basis) has been validly tendered and not withdrawn pursuant to the Offer, or (E) revise the terms of the Offer to be consistent with any amendment to the MBO Agreement or the terms of any other agreement for the sale of the MBO Business entered into pursuant to Section 4.02(e) hereof. Parent and Sub agree that if all of the conditions to the Offer are not satisfied on any scheduled expiration date of the Offer, then, if requested by the Company, Sub shall, and Parent shall cause Sub to, extend the Offer for one or more periods of time that Company reasonably believes are necessary to cause the conditions of the Offer set forth in Exhibit A hereto to be satisfied, from time to time, until such conditions are satisfied or waived, provided that Sub shall not be required to extend the Offer beyond the Outside Date (as defined in Section 7.01(b)(i). Parent and Sub shall not terminate the Offer prior to any scheduled expiration date (as the same may be extended or required to be extended) without the prior written consent of the Company except in the event this Agreement is terminated pursuant to Section 7.01. If the Minimum Tender Condition has been satisfied, Sub may, without the consent of the Company, elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) following its acceptance for payment of shares of Company Common Stock in the Offer. On the terms and subject to the conditions of the Offer and this Agreement, Sub shall, and Parent shall cause Sub to, pay for all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to purchase pursuant to the Offer as soon as practicable, but no later than two (2) Business Days after the expiration of the Offer.

(b)  On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”) and will thereafter promptly disseminate (except in the case of amendments that are not material) such Offer Documents to the stockholders of the Company. Parent and Sub agree that the Offer Documents shall comply as to form in all material respects with the Exchange Act, and the rules and regulations promulgated thereunder (including Rule 13e-3) and the Offer Documents, on the date first published, sent or given to the Company’s stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Sub with respect to information supplied by the Company or any of its stockholders (other than Parent and its Affiliates) specifically for inclusion or incorporation by reference in the Offer Documents. Each of Parent, Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and the Offer Documents as so amended or supplemented to be disseminated to the Company’s stockholders, in each case as and to the extent required by Applicable Law. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents, and Parent and Sub shall consider such comments in good faith, prior to their filing with the SEC or dissemination to the stockholders of the Company. Parent and Sub shall provide the Company and its counsel in writing with any comments Parent, Sub or their counsel may receive from the SEC or its staff (and the proposed responses thereto) with respect to the Offer Documents promptly after the receipt of such comments. If the Offer is terminated or withdrawn by Sub, Parent and Sub shall use their respective best efforts to cause all tendered Company Common Stock to be promptly returned to the registered holders of such Company Common Stock.

(c)  Parent or any of its Affiliates shall provide or cause to be provided to Sub on a timely basis the funds necessary to purchase any shares of Company Common Stock that Sub becomes obligated to purchase pursuant to the Offer. In addition, Parent will contribute, or cause to be contributed, all shares of Company Common Stock owned by Parent or its Affiliates to Sub prior to the Acceptance Date.

(d)  Upon satisfaction or waiver, to the extent waivable, of the conditions to the Offer described in Exhibit A, other than condition (g), Parent and Sub shall notify the company, C-W Co. and Tom Wamberg that: (i) the Conditions to the Offer described in Exhibit A hereto have been satisfied or waived (to the extent waivable), and (ii) Parent and Sub are prepared to proceed with the closing of the Offer. Upon delivery of the notice, the parties to the MBO Agreement shall deliver to Parent and Sub certifications signed by each of the parties’ chief executive officers certifying that all the conditions to the closing of the sale of the MBO Business have been satisfied or waived, to the extent waivable (the “MBO Certifications”) and C-W Co. and Wamberg shall deliver to Parent and Sub a copy of a firm commitment from a bank reasonably acceptable to Parent and Sub or evidence of an escrow deposit in either case evidencing that C-W Co. and Wamberg will have sufficient funds immediately available to pay the purchase price and consummate the transactions contemplated by the MBO Agreeement. (the “Financing Commitment”). Upon receipt of the MBO Certifications and the Financing Commitment, Parent shall cause Sub to accept and pay for the tendered shares of Company Common Stock in accordance with the terms of this Agreement. Upon delivery of notice by Parent and Sub to C-W Co., Wamberg and the Company that the Offer has been consummated, the Company and C-W Co. shall consummate the transactions contemplated by the MBO Agreement.

Section 1.02.  Company Actions.

(a)  Subject to Section 4.02(b) below, the Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement and the Tender Agreements on the terms provided herein and in the Tender Agreements.

(b)  On the date the Offer Documents are filed with the SEC, the Company shall, subject to Section 4.02(b) below, file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended or supplemented from time to time, the “Schedule 14D-9”) containing the recommendations referred to in Section 3.01(d) (but subject to Section 4.02(b) below) and shall mail the Schedule 14D-9 to the holders of Company Common Stock. The Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the Company’s stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied by Parent or Sub or information relating to C-W Co. and its members supplied by C-W Co. or its members, in each case, specifically for inclusion in the Schedule 14D-9.  Each of the Company, Parent and Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company’s stockholders, in each case as and to the extent required by Applicable Law. Parent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to stockholders of the Company. The Company shall provide Parent and its counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

(c)  In connection with the Offer and the Merger, the Company shall cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock as of a recent date and of those Persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company’s possession or control reasonably necessary to complete the Offer regarding the beneficial owners of Company Common Stock, and shall furnish to Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request from time to time in communicating the Offer to the Company’s stockholders. Subject to the requirements of Applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement and the Tender Agreements, Parent and Sub shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall promptly deliver to the Company all copies and extracts of such information.

Section 1.03.  The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.05). At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

Section 1.04.  Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place as soon as practicable, but no later than 11:00 a.m., Chicago time, on the first Business Day after the satisfaction or (to the extent permitted by Applicable Law) waiver of the conditions set forth in Article VI (other than those that by their terms cannot be satisfied until the time of the Closing but subject to the fulfillment or waiver of such conditions), at the offices of Lord, Bissell & Brook LLP, 111 South Wacker Drive, Chicago, Illinois 60606, or at such other time, date or place agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.05.  Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable, but in any event not more than one (1) Business Day, after the Closing Date, a certificate of merger (or certificate of ownership and merger, as the case may be) or other appropriate documents (in any such case, the “Certificate of Merger”) shall be duly prepared, executed and acknowledged by the parties in accordance with the relevant provisions of the DGCL and filed with the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such subsequent time or date as Parent and the Company shall agree and specify in the Certificate of Merger. The time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

Section 1.06.  Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

Section 1.07.  Certificate of Incorporation and By-laws. Subject in all cases to Section 5.05, at the Effective Time, the Certificate of Incorporation and By-laws of the Company as in effect immediately prior to the Effective Time shall be amended so as to read in their entirety in the form as set forth in Exhibit B and Exhibit C, respectively, and, as so amended, shall be the Certificate of Incorporation and the By-laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by Applicable Law.

Section 1.08.  Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.09.  Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II.
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.01.  Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company, Parent or Sub:

(a)  Capital Stock of Sub. Each issued and outstanding share of common stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

(b)  Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock and/or Company Preferred Stock that is owned by the Company (as treasury stock), Parent or Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)  Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(b) and the Appraisal Shares as defined in Section 2.01(d)) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the price per share paid in the Offer (the “Merger Consideration”). At the Effective Time all such shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each record holder of such shares or of a certificate that immediately prior to the Effective Time represented any such shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(d)  Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except appraisal rights pursuant to Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.01(c).

The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 2.02.  Exchange of Certificates.

(a)  Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the payment of the Merger Consideration upon surrender of Certificates (the “Paying Agent”), and, at the Effective Time, Parent or any of its Affiliates shall provide, or cause the Surviving Corporation to provide, to the Paying Agent funds in amounts necessary for the payment of the Merger Consideration pursuant to Section 2.01(c) upon surrender of Certificates, it being understood that any and all interest or income earned on funds made available to the Paying Agent pursuant to this Agreement shall be the income of and turned over to Parent.

(b)  Exchange Procedure. As soon as reasonably practicable after the Effective Time (but not later than five (5) Business Days after the Effective Time), the Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person (as defined in Section 8.03) shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares formerly represented by such Certificate shall have been converted pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the Company, the proper amount of cash may be paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other similar taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

(c)  No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of a Certificate in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate. From and after the close of business on the day on which the Effective Time occurs, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Article II except as otherwise provided by law.

(d)  No Liability. None of Parent, Sub, the Company or the Paying Agent shall be liable to any Person in respect of any cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to the date that is ten Business Days prior to the date on which any Merger Consideration would otherwise escheat to or became the property of any Governmental Entity (as defined in Section 3.01(d)), any such Merger Consideration in respect thereof shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(e)  Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration.

(f)  Withholding Rights. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

Section 2.03.  Stock Options.

(a)  Each Company Stock Option (as defined in Section 3.01(c) hereof) granted under any Company Option Plan or otherwise that is outstanding immediately prior to the Effective Time shall be cancelled as of the Effective Time and, following such cancellation, shall solely represent the right to receive an amount in cash equal to (i) the Option Consideration with respect to such Company Stock Option multiplied by

(ii) the aggregate number of shares of Company Common Stock then subject to such Company Stock Option. For purposes of this Section 2.03, “Option Consideration” means the greater of (1) $0.10 or (2) the excess, if any, of the Merger Consideration over the per share exercise price of the applicable Company Stock Option. In the case of Company Stock Options outstanding under the Company’s Amended and Restated Employee Stock Purchase Plan, the number of shares of Company Common Stock subject to any such Company Stock Option shall be determined by treating the day immediately prior to the Effective Time as the last day of the then-current offering period. The Company shall, on or prior to the Effective Time, take all requisite action, if any, necessary to effect the option treatment set forth in the preceding sentences. Any payment made pursuant to this Section 2.03(a) to the holder of any Company Stock Option shall be reduced by any required income or employment tax withholding. To the extent that any amounts are so withheld, those amounts shall be treated as having been paid to the holder of that Company Stock Option for all purposes under this Agreement. Parent shall cause the Surviving Corporation to make the payments in respect of the Company Stock Options as promptly as practicable following the Effective Time by wire transfers or checks payable to the holders of such Company Stock Options. Prior to the Acceptance Date, the Company shall obtain all necessary consents or releases (which shall be effective as of the Effective Time) from holders of Company Stock Options and take all such other lawful action as may be necessary to give effect to the transactions contemplated by this Section 2.03, such that no Company Stock Options will be outstanding after the Effective Time or after payment of Option Consideration to persons subject to Section 16(b) of the Exchange Act, as the case may be. The Company shall take all requisite action so that, immediately following the payments described in this Section 2.03, all Company Option Plans shall be terminated.

(b)  Prior to the Effective Time, the Board of Directors of the Company, or an appropriate committee of non-employee directors of the Company, shall, if necessary, adopt a resolution consistent with the interpretive guidance of the SEC to approve the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 under the Exchange Act (“Section 16”) of shares of Company Common Stock or Company Stock Options pursuant to this Agreement and the Merger for purposes of qualifying the disposition as an exempt transaction under Section 16.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

Section 3.01.  Representations and Warranties of the Company. Each representation and warranty contained in this Section 3.01 is qualified by the documents filed by the Company with the SEC since January 1, 2005 and by the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”). Company shall disclose all items in the Company Disclosure Schedule with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates. For purposes of this Agreement, each of Section 3.01(a) through 3.01(ee) shall be considered a Subsection of Section 3.01.

Subject to the foregoing paragraph, the Company represents and warrants to Parent and Sub as follows:

(a)  Organization, Standing and Power. Each of the Company and each of the Subsidiaries (as defined in Section 8.03) conducting business (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite corporate, company or partnership power and authority to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than (except in the case of clause (i) above with respect to the Company) where the failure to be so organized, existing, qualified or licensed or in good standing, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.03). The Company has delivered to Parent true and complete copies of its Certificate of Incorporation and By-laws and the certificate of incorporation and by-laws (or similar organizational documents) of each of its Significant Subsidiaries, in each case as amended to the date of this Agreement. The Company has made available to Parent and its representatives true and complete copies of all minutes prepared and approved by the Board of Directors of all meetings of the stockholders, the Board of Directors and each committee of the Board of Directors of the Company and each of its Significant Subsidiaries, other than minutes addressing the transactions contemplated by this Agreement.

(b)  Subsidiaries. Section 3.01(b) of the Company Disclosure Schedule lists each Subsidiary of the Company. Except as set forth in Section 3.01(b) of the Company Disclosure Schedule, all the outstanding shares of capital stock or other equity or voting interests of each such Subsidiary (other than director qualifying shares, if any, of foreign corporations) are owned by the Company, by another wholly owned Subsidiary of the Company or by the Company and another wholly owned Subsidiary of the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), and are duly authorized, validly issued, fully paid and nonassessable. Except as set forth on Section 3.01(b) of the Company Disclosure Schedule and except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any corporation, partnership, joint venture, association or other entity.

(c)  Capital Structure. The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock and 1,000,000 shares of Company Preferred Stock. As of the close of business on September 30, 2006, (i) 17,692,577 shares of Company Common Stock (excluding treasury shares) were issued and outstanding and no shares of Company Preferred Stock were issued and outstanding, (ii) 1,333,757 shares of Company Common Stock were held by the Company in its treasury and (iii) rights to acquire shares of Company Common Stock pursuant to the Company’s Incentive Stock Option Plan, 1998 Stock Option Plan, 1998 Non-Employee Director Stock Option Plan, 2002 Stock Option Plan, 2003 Stock Option Plan and Amended and Restated Employee Stock Purchase Plan, and Clark, Inc.

Incentive Compensation Plan (such plans, collectively, the “Company Stock Plans”), were as set forth in Section 3.01(c) of the Company Disclosure Schedule (including, without limitation, shares subject to any stock options granted to individuals outside of any Company Stock Plan, and shares subject to issuance upon the achievement of performance goals). No shares of Company Common Stock are owned by any Subsidiary of the Company. The Company has set forth in Section 3.01(c) of the Company Disclosure Schedule a list of: (1) all outstanding options to purchase Company Common Stock granted under the Company Stock Plans (other than the Amended and Restated Employee Stock Plan), whether vested or unvested; (2) all participants in the current offering period under the Amended and Restated Employee Stock Plan, and the amount being contributed thereunder; (3) all outstanding options to purchase capital stock of the Company granted outside the Company Stock Plans; (4) all outside rights to acquire capital stock of the Company upon achievement of performance goals and (5) all other rights to purchase or receive any capital stock of the Company (all such options and other rights to acquire capital stock of the Company described in (1), (3), (4) and (5) above being collectively referred to herein as “Company Stock Options”), the number of shares subject to each such Company Stock Option, the grant dates and exercise prices of each such Company Stock Option, the names of the holder thereof and whether such Company Stock Option is subject to a change of control provision, along with a brief description of such provision. The Company has also set forth in Section 3.01(c) of the Company Disclosure Schedule a list of all outstanding shares of Company Common Stock with respect to which receipt of the Merger Consideration will result in a failure to meet any of the holding period requirements of section 422(a)(1) or section 423(a)(1) of the Code, including the names of the holders thereof and the amount of the resulting increase in the income of each such individual pursuant to section 421(b) of the Code. Except as set forth above or in Section 3.01(c) of the Company Disclosure Schedule, as of the close of business on September 30, 2006, no shares of capital stock of, or other equity or voting interests in, the Company, or options, warrants, Company SARs (as defined below in this Section 3.01(c)) or other rights to acquire any such stock or securities were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Stock Plans will be when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. The exercise price of each Company Stock Option is no less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Stock Option. All grants of Company Stock Options were validly issued and properly approved by the Board of Directors of the Company in material compliance with all Applicable Law and recorded on the Company financial statements included in the SEC Documents in accordance with GAAP, and no such grants involved any “back-dating,” “forward dating” or “spring loading” or similar practices with respect to the effective date of grant. There are no stock appreciation rights linked to the price of Company Common Stock and granted under any Company Stock Plan (“Company SAR”). There are no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries, and no securities or other instruments or obligations of the Company or any of its Subsidiaries, the value of which is in any way based upon or derived from any capital or voting stock of the Company, having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above or in Section 3.01(c) of the Company Disclosure Schedule and except as specifically permitted under Section 4.01(a), there are no Contracts (as defined in Section 3.01(d)) of any kind to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or Contract.  There are no outstanding contractual obligations of the Company or any of its Subsidiaries to (x) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries except pursuant to the Company Stock Plans or as contemplated by Section 5.04 (and no such repurchase, redemption or other acquisition of Company Common Stock and/or Company Preferred Stock has occurred since January 1, 2006) or (y) vote or dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries. To the Knowledge of the Company as of the date of this Agreement, there are no irrevocable proxies and no voting agreements with respect to any shares of the capital stock or other voting securities of the Company or any of its Subsidiaries.

(d)  Authority; Noncontravention.

(A) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject only to, if required by law, adoption of this Agreement by an affirmative vote or the written consent of the holders of a majority of the outstanding shares of the Company Common Stock (the “Company Stockholder Approval”), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of this Agreement, only to the Company Stockholder Approval if such approval is required by law, and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by general equity principles regardless whether enforceability is considered in a proceeding in equity or at law. The Board of Directors of the Company, at a meeting duly called and held at which a quorum of directors of the Company was present, duly adopted resolutions (i) declaring advisable this Agreement and approving the Offer, the Merger, this Agreement and the Tender Agreements and, subject to Sections 4.02 and 7.01(e) hereof, the consummation of the transactions contemplated hereby and thereby, (ii) declaring that it is fair to and in the best interests of the Company’s unaffiliated stockholders that the Company enter into this Agreement and that the parties consummate the Offer and the Merger on the terms and subject to the conditions set forth in this Agreement, (iii) recommending that the Company’s stockholders accept the Offer, tender their shares pursuant to the Offer and adopt this Agreement (if required by Applicable Law) and (iv) approving the acquisition of the shares of the Company Common Stock by Sub pursuant to the Offer and the other transactions contemplated by this Agreement.

(B) Except as set forth in Section 3.01(d) of the Company Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and compliance with the provisions hereof do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any material Lien in or upon any of the material properties or assets of the Company or the material properties or assets of any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under or require consent under, any provision of (1) the Certificate of Incorporation or By-laws of the Company or the certificate of incorporation or by-laws (or similar organizational documents) of any of its Significant Subsidiaries, (2) any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, agreement, instrument, obligation, Permit (as defined in Section 3.01(i)), Environmental Permit (as defined in Section 3.01(1)), concession, franchise or license, whether written or, to the Knowledge of the Company, oral (each of the foregoing which contains a binding obligation of the Company or any of its Subsidiaries, including all amendments thereto, a “Contract”), to which the Company or any of its Subsidiaries is a party or any of their respective properties or assets is subject or (3) subject to the satisfaction of the governmental filings and other matters referred to in the subsection (C) below, any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree, in each case applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (2) and (3), any such conflicts, violations, breaches, defaults, rights, losses, Liens or entitlements that, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(C) No consent, approval, order or authorization of, or registration, declaration or filing with, any domestic (whether national, federal, state or local) government or any court, administrative agency or commission or other governmental or regulatory authority or agency, domestic, foreign or supranational (a “Governmental Entity”), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby or thereby or compliance with the provisions hereof and thereof, except for (1) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or any other applicable competition, merger control, antitrust or similar laws or regulations, (2) the filing with the SEC of (A) the Schedule 14D-9, (B) a proxy statement or information statement relating to Company Stockholder Approval if such approval is required by law (as amended or supplemented from time to time, the “Proxy Statement”), and (C) such reports under the Exchange Act, as may be required in connection with this Agreement, the Tender Agreements, the Offer, the Merger and the other transactions contemplated hereby or thereby, (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (4) any filings required under the rules and regulations of the New York Stock Exchange (“NYSE”), (5) such other consents, approvals, orders, authorizations, registrations, declarations and filings (including those required under Environmental Laws (as defined in Section 3.01(l)(vi))) the failure of which to be obtained or made, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect or to prevent or materially delay the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement and (6) any filings required under the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Investment Advisers Act”).

(e)  SEC Documents. The Company has timely filed with the SEC, and has heretofore made available to Parent true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed with the SEC by the Company since January 1, 2003 (as such filings may be deemed to include all information incorporated therein by reference, the “SEC Documents”); provided, however, that the Company will not be required to furnish reports or other communications or information that is available on the SEC’s EDGAR system. Except as set forth in Section 3.01(e) of the Company Disclosure Schedule, no Subsidiary of the Company, other than the BD Subsidiary or the IA Subsidiary, is required to file any form, report, schedule, statement or other document with the SEC. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, each as amended by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and the continued listing requirements of the NYSE, and except to the extent that information contained in any SEC Document filed and publicly available prior to the date of this Agreement (a “Filed SEC Document”) has been revised or superseded by a later Filed SEC Document, none of the SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including the related notes) included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC and the Public Company Accounting Oversight Board (“PCAOB”) with respect thereto, were prepared in accordance with then applicable generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries described therein as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments and the absence of footnotes). Each of the Principal Executive Officer and Principal Financial Officer of the Company has made all certifications required by SEC order, NYSE rule, the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Company’s filings pursuant to the Exchange Act, and the statements contained in all such certifications were as of the respective dates made, complete and correct except for such failures to be complete and correct as have not had, and would not reasonably be expected to have, a Material Adverse Effect. Neither the Company nor any of its officers has received notice from the SEC or the NYSE questioning or challenging the accuracy, completeness, content, form or manner of filing or submission of such certifications. The Company is, and through the Effective Time will be, otherwise in material compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the NYSE. For purposes of the preceding sentence, “Principal Executive Officer” and “Principal Financial Officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f)  Absence of Certain Changes or Events. Except as disclosed in Section 3.01(f) of the Company Disclosure Schedule, since December 31, 2005, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and there has not been (i) to the Company’s Knowledge, any state of facts, change, development, effect, event, condition or occurrence that individually or in the aggregate constitutes, has had, or would reasonably be expected to have, a Material Adverse Effect, (ii) prior to the date of this Agreement, any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock, except for dividends by a wholly owned Subsidiary of the Company to its parent, (iii) prior to the date of this Agreement, any purchase, redemption or other acquisition of any shares of capital stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire such shares or other securities, (iv) prior to the date of this Agreement, any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock or other securities of the Company or any of its Subsidiaries, (v) (x) any granting by the Company or any of its Subsidiaries to any current or former director, officer, employee or consultant of any increase in compensation, bonus or other benefits or any such granting of any type of compensation or benefits to any current or former director, officer, employee or consultant not previously receiving or entitled to receive such type of compensation or benefit, except for increases of cash compensation in the ordinary course of business consistent with past practice or required under any agreement or benefit plan in effect as of September 30, 2006, (y) any granting to any current or former director, officer, employee or consultant of the right to receive any severance or termination pay, or increases therein, except (A) for severance obligations which have been satisfied prior to the date hereof, or (B) for increases in severance or termination pay in the ordinary course of business consistent with past practices not exceeding $300,000 in the aggregate, provided that this $300,000 aggregate limit shall not apply to persons employed by the business segments comprising the MBO Business if they are added to the list of Assumed Employees which C-W Co. will employ following the closing of the MBO Agreement, or (z) any entry by the Company or any of its Subsidiaries into, or any material amendment of, any Company Benefit Agreement or any Company Benefit Plan (each as defined in Section 3.01(j)), except as required to comply with Applicable Law, (vi) any payment of any benefit or the grant or amendment of any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Benefit Agreement or Company Benefit Plan or awards made thereunder) except as required to comply with any Applicable Law or any Company Benefit Agreement or Company Benefit Plan existing on such date, (vii) any damage, destruction or loss, whether or not covered by insurance, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, (viii) any material change in financial or tax accounting methods, principles or practices by the Company or any of its Subsidiaries, except insofar as may have been required by a change in GAAP or Applicable Law, (ix) any material election with respect to any material taxes by the Company or any of its Subsidiaries or any settlement or compromise of any material tax liability or refund or (x) any revaluation by the Company or any of its Subsidiaries of any of the material assets of the Company or any of its Subsidiaries.

(g)  Litigation. As of the date of this Agreement and except as set forth in Section 3.01(g) of the Company Disclosure Schedule, there is no suit, claim, action, charge, complaint, investigation or proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their respective assets that, individually or in the aggregate, if decided adversely to the Company or any of its Subsidiaries would have a Material Adverse Effect, nor is there any judgment, order, injunction or decree, of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of the Company, investigation, proceeding, notice of violation, charge, order of forfeiture or complaint by any Governmental Entity involving, the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Section 3.01(g) of the Company Disclosure Schedule sets forth a true and complete list of all pending suits, actions, proceedings, charges made by a Governmental Entity, and to the Company’s Knowledge, all claims, complaints and investigations and each settlement or similar agreement resolving any pending or threatened suit, claim, action, charge, complaint, investigation, proceeding, rule, judgment, order, injunction or decree of any Governmental Entity or arbitrator which the Company or any of its Subsidiaries has entered into or to which any of them has become bound and which has not been satisfied according to its terms.

(h)  Contracts. Except for Contracts set forth in Section 3.01(h) of the Company Disclosure Schedule or listed as an exhibit to the Filed SEC Documents (together, the “Material Contracts”), neither Company nor any of its Subsidiaries is a party to, and none of their respective properties or assets are bound by, any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC). Section 3.01(h) of the Company Disclosure Schedule sets forth a true and complete list of:

(i)  all Contracts to which the Company or any of its Subsidiaries is a party that contain: (A) a covenant restricting the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Offer or the Merger, could restrict the ability of

Parent or any of its Subsidiaries, including the Company and its Subsidiaries) to compete with any Person or engage in any business or activity in any geographic area or pursuant to which any benefit is required to be given or lost as a result of so competing or engaging, other than territorial and market restrictions set forth in license or distributorship agreements concerning exclusively products utilized, marketed or sold by the Company or its Subsidiaries; (B) all Contracts pursuant to which the Company or any of its Subsidiaries is restricted in any material respect in the development, marketing or distribution of their respective products or services, or (C) all material agreements and understandings, written or oral, between the Company or any of its Subsidiaries and Governmental Entities which require the Company or any of its Subsidiaries to take, or refrain from taking, any action;

(ii)  all loan agreements, credit agreements, notes, debentures, bonds, mortgages, and indentures pursuant to which any indebtedness of the Company or any of its Subsidiaries is outstanding or may be incurred and all guarantees of or by the Company or any of its Subsidiaries of any indebtedness of any other Person (except for such indebtedness or guarantees of indebtedness the aggregate principal amount of which does not exceed $500,000), including the respective aggregate principal amounts outstanding as of the date of this Agreement;

(iii)  with respect to each operating segment of the Company within its Corporate Solutions division, all Contracts with the five (5) largest customers or clients (“Clients”) of the Company and its Subsidiaries in measured terms of revenue during each of calendar year 2005 and the first six (6) calendar months of 2006;

(iv)  with respect to each operating segment of the Company within its Corporate Solutions division, all Contracts with the five (5) largest providers of insurance products and services (“Carriers”) sold by the Company and its Subsidiaries measured in terms of revenue during each of calendar year 2005 and the first six (6) calendar months of 2006; and

(v)  with respect to each operating segment of the Company within its Corporate Solutions division, all Contracts with the five (5) largest producers, consultants or similar third parties (“Producers”) marketing the Company’s programs, products and services measured in terms of revenue during each of calendar year 2005 and the first six (6) calendar months of 2006.

To the Knowledge of the Company, all contracts that are material to the Company or any of its Significant Subsidiaries, including all Material Contracts, are valid and binding obligations of the respective parties thereto and are enforceable in accordance with their respective terms. None of the Company nor any of its Subsidiaries is in violation of or default (with or without notice or lapse of time or both) under, or has waived or failed to enforce any rights or benefits under, any such contracts and, to the Knowledge of the Company or such Subsidiary, no other party to any contract that is material to the Company or any of its Significant Subsidiaries, including all of its Material Contracts, is in violation or default (with or without notice or lapse of time or both) under, or has waived or failed to enforce any rights or benefits under, and there has occurred no event giving to others any right of termination, amendment, rescission or cancellation of or defense or counterclaim to, with or without notice or lapse of time or both, any such contracts except, in each case, for violations, defaults, waivers or failures to enforce benefits that, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No Client, Carrier or Producer set forth in Section 3.01(h) of the Company Disclosure Schedule has notified the Company or any of its Subsidiaries that it intends to stop or decrease in any material respect the volume of business which it does with the Company or any of its Subsidiaries. Except for such Clients, Carriers or Producers identified in Section 3.01(h) of the Company Disclosure Schedule, no Person accounted for more than 5% of the combined revenue of the Company and its Subsidiaries during calendar year 2005 or the first six (6) months of 2006. As of the date hereof, all contracts that are material to the Company or any of its Significant Subsidiaries, including all Material Contracts, are either publicly filed with the SEC or Company has made true and complete copies of such contracts available to Parent or its Representatives. Except as specified in Section 3.01(h) the Company Disclosure Schedule, no contract that is material to the Company or any of its Significant Subsidiaries, including any Material Contract, has been amended, modified, supplemented or otherwise altered orally, in writing or by course of conduct except to the extent such amendment, modification, supplement or alteration has been provided to Parent or its representatives, or has been filed with the SEC.

(i)  Compliance with Laws. Except with respect to Environmental Laws (as defined in Section 3.01(l)(iv)) and taxes (as defined in Section 3.01(n)(xv)(A), which are the subject of Sections 3.01(l) and 3.01(n), respectively, and not this Section 3.01(i) or as set forth in Section 3.01(i) of the Company Disclosure Schedule, the Company and its Subsidiaries and their relevant personnel and operations have conducted their business and operations in compliance with all Applicable Laws (including but not limited to the Sarbanes-Oxley Act and the USA Patriot Act of 2001 and all Applicable Laws relating to the retention of electronic mail and other information), except for instances of non-compliance that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. In addition, except with respect to Environmental Laws (as defined in Section 3.01(l)(iv)) and taxes (as defined in Section 3.01(n)(xv)(A), which are the subject of Sections 3.01(l) and 3.01(n), respectively, and not this Section 3.01(i) or as set forth in Section 3.01(i) of the Company Disclosure Schedule, to the Company’s Knowledge none of the Company or any of its Subsidiaries has received, since January 1, 2003, a written notice or other written communication alleging a possible violation of Applicable Law, except for violations that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the line or lines of business to which the violation relates. Also except with respect to Environmental Laws (as defined in Section 3.01(l) and taxes (as defined in Section 3.01(n), which are the subject of Sections 3.01(l) and 3.01(n), respectively, and not this Section 3.01(i) or as set forth in Section 3.01(i) of the Company Disclosure Schedule, the Company and its Subsidiaries have in effect all permits, licenses, variances, exemptions, authorizations, franchises, orders, registrations and approvals of all Governmental Entities (collectively, “Permits”), necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses as now conducted, except where the failure to have such Permits would not reasonably be expected to have a Material Adverse Effect, and there has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any such Permit, where such termination, amendment or cancellation would reasonably be expected to have a Material Adverse Effect. The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. As and to the extent described in the SEC Documents filed with the SEC prior to the date hereof, the Company and its Subsidiaries have devised and maintain a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP and disclosure controls and procedures to ensure that the information required to be disclosed in the SEC Documents is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms.

(j)  Absence of Changes in Company Benefit Plans; Employment Agreements. Except as disclosed in the Filed SEC Documents or in Section 3.01(j) of the Company Disclosure Schedule, since December 31, 2005, other than any actions required by the terms of this Agreement, the MBO Agreement or by Applicable Law or actions taken in the ordinary course of business consistent with past practice, none of the Company or any of its Subsidiaries has terminated, adopted, amended or agreed to amend in any material respect, any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, phantom stock, performance, retirement, thrift, savings, stock bonus, cafeteria, paid time-off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, program, policy, arrangement or understanding (whether or not legally binding) providing benefits to any of its current or former directors, officers, employees or consultants of the Company or any of its Subsidiaries (collectively, “Company Benefit Plans”), except with respect to all Company Benefit Plans (other than tax-qualified retirement plans, the Execu-Flex Benefit Plan, Deferred Retention Plan, Severance Pay Plan and the Deferred Compensation Plan) where such termination, adoption or amendment, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Since December 31, 2005, none of the Company or any of its Subsidiaries has changed the manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined. Except as disclosed in the Filed SEC Documents or in Section 3.01(j) of the Company Disclosure Schedule, (i) there exist no employment, consulting, deferred compensation, severance, termination or indemnification agreements or arrangements between the Company or any of its Subsidiaries, on the one hand, and any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, on the other hand (collectively, “Company Benefit Agreements”) under which the Company has any liability not reflected in the Company’s financial statements included in the SEC Documents, and (ii) no Company Benefit Agreement or Company Benefit Plan provides benefits that are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or its Subsidiaries of the nature contemplated by this Agreement or the Tender Agreements.

(k)  Labor Matters Except as set forth in Section 3.01(k) of the Disclosure Schedule, (i) the Company and its Subsidiaries have paid in full to their respective employees all material wages, salaries, commissions, bonuses and other direct compensation for all services performed by them, other than amounts that have not yet become payable in accordance with the Company’s or any such Subsidiary’s customary practices and (ii) none of the Company and its Subsidiaries are liable for any material severance pay or other payments on account of termination of any former employee, nor have the Company or any of its Subsidiaries received notice of any claim with respect thereto. To the Company’s Knowledge neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice. There are no unfair labor practice complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or any other labor union contract and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. There is no pending labor dispute, strike, work stoppage or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employee of the Company or any of its Subsidiaries, except where such dispute, strike, work stoppage or lockout, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have not experienced any labor dispute, or any strike, work stoppage or lockout. Each individual who is classified by the Company or any Subsidiary as an “employee” or as an “independent contractor” is properly so classified for tax purposes, except where the effect of any improper classification would not, individually or in the aggregate, be reasonably expected to cause material loss or damage to the Company or its Subsidiaries.

(l)  Environmental Matters.

(i)  Each of the Company and its Subsidiaries possesses all Environmental Permits (as defined below) necessary to conduct their respective businesses and operations as currently conducted, except where the failure to possess such Environmental Permits, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(ii)  Each of the Company and its Subsidiaries is and has been in compliance with all Environmental Laws (as defined below) and all Environmental Permits, except where the failure to be in such compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(iii)  There are no Environmental Claims (as defined below) pending or, to the Knowledge of the Company, threatened (A) against the Company or any of its Subsidiaries or (B) against any Person whose liability for any such Environmental Claim the Company or any of its Subsidiaries has retained or assumed, either contractually or by operation of law, in each case, except for such Environmental Claims that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(iv)  Definitions.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any Governmental Entity or other Person alleging potential responsibility or liability (including potential responsibility or liability for costs of enforcement, investigation, cleanup, reclamation, governmental response, removal or remediation, for natural resources damages, property damage, personal injuries or disease or fear of personal injuries or disease penalties or for contribution, indemnification, cost recovery, compensation or injunctive relief) arising out of, based on or related to (A) the presence, Release or threatened Release of, or exposure to, any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company or any of its Subsidiaries, or (B) circumstances forming the basis of any actual or alleged violation of, or liability under, any Environmental Law or Environmental Permit.

“Environmental Laws” means all domestic and foreign laws, rules, regulations, orders, decrees or common law, in each case in effect and as amended as of the Acceptance Date issued, promulgated or entered into by or with any Governmental Entity relating to pollution or protection, investigation or restoration of the environment (including ambient air, surface water, groundwater, soils or subsurface strata), human health as it relates to the environment or natural resources, including laws and regulations relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, transport, handling of, or exposure to, Hazardous Materials.

“Environmental Permits” means all permits, licenses, registrations and other authorizations or applications therefor required under applicable Environmental Laws.

“Hazardous Materials” means any petroleum or petroleum byproducts, asbestos or asbestos-containing material, polychlorinated biphenyls (“PCBs”), radon gas, mold, infectious or medical wastes and any substance, waste, material or chemical of any nature, in each case regulated pursuant to any Environmental Law.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

(m)  ERISA Compliance.

(i)  Section 3.01(m)(i) of the Company Disclosure Schedule contains a true and complete list of all “employee welfare benefit plans” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended “ERISA”)), “employee pension benefit plans” (as defined in Section 3(2) of ERISA) (“Company Pension Plans”) and all other Company Benefit Plans currently maintained or contributed to or required to be currently maintained or contributed to by the Company or any of its Subsidiaries or any Person or entity that, together with the Company or any of its Subsidiaries, is treated as a single employer (a “Commonly Controlled Entity”) under Section 414(b), (c), (m) or (o) of the Code, for the benefit of any current or former directors, officers, employees, or consultants of the Company or any of its Subsidiaries. Section 3.01(m)(i) of the Company Disclosure Schedule separately sets forth a complete list of all Company Benefit Plans which will be transferred pursuant to the sale of the MBO Business. The Company has provided to Parent true, correct and complete copies of (1) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plans, descriptions thereof), (2) the most recent Annual Report on Form 5500 filed with the Department of Labor with respect to each Company Benefit Plan (if any such report was required), (3) the most recent summary plan description or similar document for each Company Benefit Plan for which such summary plan description is required or was otherwise provided to plan participants or beneficiaries, (4) each trust agreement and insurance annuity contract relating to any Company Benefit Plan and (5) each third party vendor agreement relating to a Company Benefit Plan. Each Company Benefit Plan has been administered in all material respects in accordance with its terms, and the Company and its Subsidiaries and all the Company Benefit Plans are in compliance in all material respects with all applicable provisions of ERISA and the Code and all other Applicable Laws.

(ii)  Except for matters that would not, individually or in the aggregate, materially and adversely affect any Company Pension Plan, each Company Pension Plan which is intended to qualify under Code Section 401(a) has been issued a favorable determination letter by the Internal Revenue Service (“IRS”) and has not been amended in a manner, and no event has occurred since the date of such determination, which would cause any such plan to fail to remain so qualified. There is no material pending or, to the Knowledge of the Company, threatened litigation relating to the Company Benefit Plans. With respect to the Company Benefit Plans, individually and in the aggregate, no event has occurred and, to the Company’s Knowledge, there exists no condition or set of circumstances, including claims (other than routine claims for benefits), audits and investigations, in connection with which Company or any of its subsidiaries could be subject to any liability under ERISA, the Code or any other Applicable Law, that would have or reasonably be expected to have a Material Adverse Effect. The Company has provided the Parent true and complete favorable determination letters issued by the IRS with respect to each Company Pension Plan to the extent applicable.

(iii)  None of the Company, any Company Subsidiary or any entity that is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code contributes or has during the past six years ever contributed or been obligated to contribute to any “multiemployer plan” within the meaning of Section 3(37) of ERISA or to any defined benefit pension plan subject to Title IV of ERISA or to Part 3 of Subtitle B of Title I of ERISA. No Company Pension Plan had, as of the respective last annual valuation date for each such Company Pension Plan, any “unfunded benefit liabilities” (as such term is defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions that have been furnished to Parent, and there has been no material adverse change in the financial condition of any Company Pension Plan since its last such annual valuation date other than those attributable to general economic conditions affecting the market value of its investments. To the Knowledge of the Company, none of the Company, any of its Subsidiaries, nor any officer of the Company or any of its Subsidiaries or any of the Company Benefit Plans which are subject to ERISA, including the Company Pension Plans, any trusts created thereunder or any trustee or administrator or, to the Knowledge of the Company, other fiduciary thereof, has engaged in a non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any

Subsidiaries of the Company or any officer of the Company or any of its Subsidiaries to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or 502(l) of ERISA, except with respect to Company Benefit Plans that are not tax-qualified retirement plans, and only with respect to such plans, where such tax or penalty, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 3.01(m) of the Company Disclosure Schedule, none of the Company Benefit Plans that are tax-qualified Pension Plans or trusts has been terminated in the last six years, nor to the Company’s Knowledge has there been any “reportable event” (as that term is defined in Section 4043 of ERISA) for which the thirty (30) day reporting requirement has not been waived with respect to any tax-qualified Company Pension Plan during the last five years, and no notice of a reportable event will be required to be filed in connection with the Transactions. All contributions and premiums required to be made by the Company or any of its Subsidiaries under the terms of any Company Benefit Plan as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Filed SEC Documents. Neither any Company Pension Plan nor any single-employer plan of a Commonly Controlled Entity has an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.

(iv)  With respect to any Company Benefit Plan that is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, (i) each such Company Benefit Plan is either unfunded or funded through insurance, and no such Company Benefit Plan is funded through a trust (as such term is defined in Sections 501(c)(9) and 501(c)(17) of the Code), (ii) no benefits under any Company Benefit Plan are provided through a multiple employer welfare arrangement within the meaning of ERISA Section 3(40), and (iii) each such Company Benefit Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code), complies with the applicable requirements of Section 4980B(f) of the Code except where the effect of any noncompliance would not, individually or in the aggregate, be reasonably expected to cause material loss or damage to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Company Benefit Plan or Company Benefit Agreement, except for health continuation benefits required by Section 4980B of the Code.

(v)  Except as set forth in Section 3.01(m)(v) of the Company Disclosure Schedule, neither the consummation of the Offer nor the Merger nor any other transaction contemplated by this Agreement will (x) entitle any employee, officer or director, consultant or independent contractor of the Company or any of its Subsidiaries to severance pay, (y) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Benefit Plans or Company Benefit Agreements other than pursuant to the provisions of Section 5.04 hereof, or (z) result in any breach or violation of, or a default under, any of the Company Benefit Plans or Company Benefit Agreements.

(vi)  Any amount that could be received (whether in cash or property or the vesting of property) as a result of the Offer, the Merger or any other transaction contemplated by this Agreement (including as a result of termination of employment on or following the

Effective Time) by any employee, officer or director of the Company or any of its Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G 1) under any Company Benefit Plan or Company Benefit Agreement or otherwise would not be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), and no disqualified individual is entitled to receive any additional payment from the Company or any of its Subsidiaries or any other Person in the event that the excise tax under Section 4999 of the Code is imposed on such disqualified individual. The Company has separately delivered to Parent (i) the estimated maximum amount that could be paid to each Company executive listed on such schedules as a result of the Merger and the other transactions under all Company Benefit Plans and Company Benefit Agreements and (ii) the “base amount” (as defined in Section 280G(b)(3) of the Code) for each disqualified individual calculated as of the date of this Agreement.

(vii)  The deduction of any amount payable pursuant to the terms of any contract, the Company Benefit Plans or any other employment contract, employment understanding or employment arrangement (including by reason of the transactions contemplated hereby) will not be subject to disallowance under either Section 162(m) or Section 404 of the Code.

(viii)  All contributions (including all employer contributions and employee salary reduction contributions) or premiums or other payments by the Company or its Subsidiaries with respect to any Company Benefit Plan for any period ending on or before Closing that are due have been timely made and substantially all contributions or premiums or other payments that are not yet due have been made or accrued in accordance with the past custom and practice of the Company or its Subsidiary, as appropriate.

(ix)  The Company, its Subsidiaries and entities which Section 4001 of ERISA and Section 414 of the Code required that the Company treat as one employer, have terminated all “defined benefit plans” as Section 414(j) of the Code defines that term. The IRS has issued favorable determination letters on the terminations of all such defined benefit plans, and the Company has provided to the Parent true and complete copies of the IRS favorable determination letters on such terminations. The terminated defined benefit plans have distributed all of their assets and all Final Form 5500s for all such defined benefit plans have been filed on a timely basis. The Company has provided to the Parent true and correct copies of all such Final Form 5500s.

(x)  Neither the Offer nor the Merger will cause any Company Benefit Plan to be in violation of Section 409A of the Internal Revenue Code.

(xi)  To the Knowledge of the Company, the Company has no material liability for taxes imposed by Sections 4971 through 4980G of the Code.

(n)  Taxes.

(i)  Each of the Company and its Subsidiaries has timely filed or will timely file (taking into account any extension of time within which to file) all domestic and foreign (whether national, federal, state, provincial, local or otherwise) tax returns and reports required to be filed by it on or prior to the date hereof and the Closing Date, and all such returns and reports are true and complete except to the extent any such failures to file or any such inaccuracies individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries has timely paid, or will timely pay, all taxes due on or prior to the date hereof and the Closing Date, with respect to the taxable periods covered by such returns and reports and all other taxes otherwise due on or prior to the date hereof and the Closing Date, except to the extent any such failures to timely pay, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and the most recent financial statements contained in the Filed SEC Documents reflect an adequate provision for all current and deferred taxes payable by the Company and each of its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements except to the extent that failure to have such adequate provision would not reasonably be expected to have a Material Adverse Effect.

(ii)  No material domestic or foreign (whether national, federal, state, provincial, local or otherwise) income or franchise tax return or report or any other material tax return or report of the Company or any of its Subsidiaries is under audit or examination by any taxing authority, and no written notice of such an audit or examination has been received by the Company or any of its Subsidiaries. No taxing authority is now asserting or, to the Company’s Knowledge, threatening to assert any deficiency, proposed adjustment or matter in controversy with respect to any taxes due and owing by the Company or any of its Subsidiaries, except to the extent any such deficiencies, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Each tax deficiency resulting from any completed audit or examination by any taxing authority or any concluded litigation and that is currently due and payable has been timely paid. All federal income tax returns (whether separate, combined or consolidated) of the Company and each of its Subsidiaries have been closed by virtue of the expiration of the relevant statute of limitations for all years through 2002. The Company has provided Parent with copies of original and amended Federal income tax returns and material state income tax returns for all years after 2002.

(iii)  There is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material taxes and no power of attorney with respect to any material taxes has been executed or filed with any taxing authority.

(iv)  No Liens for taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for taxes not yet due, Liens for taxes that are not material, and Liens for taxes that the Company or any of its Subsidiaries is contesting in good faith through appropriate proceedings and for which adequate reserves have been established.

(v)  None of the Company or any of its Subsidiaries is a party to or bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to taxes, other than agreements between Company and its wholly-owned Subsidiaries.

(vi)  None of the Company or any of its Subsidiaries is a party to or bound by any closing agreement or other agreement relating to material taxes with any taxing authority.

(vii)  None of the Company or any of its Subsidiaries has been a member of a Company Affiliated Group (as defined in Section 3.01(n)(xv)), other than a group of which the Company has been the parent, and none of the Company or any of its Subsidiaries has any liability for material taxes of any other Person under Treasury Regulation Section 1.1502-6 (or comparable provisions of foreign, state or local law), as a transferee or successor, by contract or otherwise.

(viii)  None of the Company or any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355(e) of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(ix)  No written notice of a claim or pending investigation has been received or, to the Knowledge of the Company or any of its Subsidiaries, has been threatened by any domestic or foreign (whether national, federal, state, provincial or otherwise) jurisdiction with which the Company or any of its Subsidiaries does not currently file tax returns, alleging that the Company or such Subsidiary has a duty to file tax returns and pay taxes or is otherwise subject to the taxing authority of such jurisdiction, except in respect of taxes that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(x)  To the Knowledge of the Company, none of the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of section 1.6011-4(b) of the Treasury Regulations, except as would not reasonably be expected to have a Material Adverse Effect.

(xi)  To the Knowledge of the Company, none of the Company nor any of its Subsidiaries is now nor ever has been considered a “tax shelter organizer” within the meaning of section 6111 of the Code and the Treasury Regulations thereunder, except as would not reasonably be expected to have a Material Adverse Effect.

(xii)  To the Knowledge of the Company, none of the Company nor any of its Subsidiaries is now nor has ever been considered an organizer or seller within the meaning of section 6112 of the Code and the Treasury Regulations thereunder, except as would not reasonably be expected to have a Material Adverse Effect.

(xiii)  To the Knowledge of the Company, none of the Company nor any of its Subsidiaries has issued any tax opinions to third parties, except as would not reasonably be expected to have a Material Adverse Effect.

(xiv)  To the Knowledge of the Company, no program or product distributed by the Company or any of its Subsidiaries has been subject to an adjustment to any customer upon examination by the IRS, nor has the Company or any of its Subsidiaries received a summons from the IRS with regard to any customer relating to any program or product distributed by the Company or any of its Subsidiaries, except as would not reasonably be expected to have a Material Adverse Effect.

(xv)  As used in this Agreement, (A) “taxes” shall include all (x) domestic and foreign (whether national, federal, state, provincial, local or otherwise) income, franchise, property, sales, excise, employment, payroll, social security, value-added, ad valorem, transfer, withholding and other taxes, including taxes based on or measured by gross receipts, profits, sales, use or occupation, tariffs, levies, impositions, assessments or governmental charges of any nature whatsoever, including any interest, penalties or additions with respect thereto, (y) liability for the payment of any amounts of the type described in clause (x) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (z) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the types described in clause (x) or (y), and (B) “Company Affiliated Group” shall mean each group of which the Company or any of its Subsidiaries is or has been a member during a period for which the group filed a tax return or report on an affiliated, combined, consolidated or unitary basis.

(o)  Title to Properties.

(i)  To the Knowledge of Company, neither the Company nor any of its Subsidiaries currently owns any real property.

(ii)  Each of the Company and its Subsidiaries has good and marketable title to all material owned assets, valid leasehold interests in all material leased properties and assets and valid easements as necessary in connection with the foregoing leased properties as currently utilized by the Company and its Subsidiaries, except for such properties, assets and interests as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business, and except for defects in title, easements, restrictive covenants and similar encumbrances that, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect. All such material assets, other than assets in which the Company or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens, except for Liens that, individually and in the aggregate, do not materially interfere with the ability of the Company or any of its Subsidiaries to conduct its business as currently conducted.

(iii)  Each of the Company and its Subsidiaries has complied in all material respects with the terms of all leases pursuant to which there is leased real property, any of which is occupied by any material office or operation of the Company or any of its Subsidiaries (each, a “Material Facility”). The Company and its Subsidiaries enjoy peaceful and undisturbed possession under all such leases, except for failures to do so that, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(p)  Intellectual Property.

(i)  A list and brief description of all other registered and all material trademarks service marks, trade names, certification marks, collective marks, collective membership marks, logos, taglines, slogans or other designation of origin or quality (“Trademarks”); all copyrighted works (“Copyrights”), all applications for registration and registrations for the foregoing, all patents and patent applications (including, without limitation, all divisions, continuations, continuations-in-part and extensions) (“Patents”), and all material inventions and documented processes owned by or licensed to or used by the Company or any of its Subsidiaries which are material to the business of the Company and/or its Subsidiaries as currently conducted (all of the foregoing, together with all trade secrets, know-how and confidential information of the Company collectively hereinafter referred to as the “Company Intellectual Property Rights”), and all licenses, contracts, material rights and material arrangements with respect to the foregoing (“IP Licenses”) are set forth in Section 3.01(p) of the Company Disclosure Schedule. To the Company’s Knowledge, no other Person owns any right, title or interest in any Company Intellectual Property not identified as an IP License or otherwise specified in Section 3.01(p) of the Company Disclosure Schedule. No other Person has any right to a royalty or payment of any kind from the Company with respect to any Company Intellectual Property except as described in the IP Licenses or otherwise specified in Section 3.01(p) of the Company Disclosure Schedule. To the Company’s Knowledge, all the Company Intellectual Property Rights are valid, enforceable and in full force and effect under the laws of all applicable jurisdictions where such Company Intellectual Property Rights have been registered and where patents have been issued in respect of such Company Intellectual Property Rights. The Company and its Subsidiaries own, free and clear of all material Liens, or, to the extent disclosed in Section 3.01(p) of the Company Disclosure Schedule, are validly licensed or otherwise have the right to use all the Company Intellectual Property Rights, except where the failure to own, license or otherwise have the right to use such Company Intellectual Property Rights would not have a Material Adverse Effect.

(ii)  To the Company’s Knowledge and except as set forth in Section 3.01(p) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Trademarks, Copyrights, Patents, trade secrets or other proprietary information, or other intellectual property rights (collectively, “Intellectual Property Rights”) of any other Person. None of the Company or any of its Subsidiaries has received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or other conflict (including any claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property Rights of any other Person) that has not been settled or otherwise fully resolved. To the Company’s Knowledge, no other Person has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property Rights of the Company or any of its Subsidiaries except where such interference, infringement, misappropriation or other conflict would not reasonably be expected to have a Material Adverse Effect. The Company is in material compliance with all IP Licenses. To the Company’s Knowledge, there are no defaults by other parties with respect to such IP Licenses and such IP Licenses are valid and binding obligations of the respective parties thereto and are enforceable in accordance with their respective terms.

The consummation of the transactions contemplated by the Agreement will not alter or impair any of the Company’s rights with respect to any Company Intellectual

Property, including without limitation any rights with respect to any IP Licenses, except for such alterations or impairments that would not reasonably be expected to have a Material Adverse Effect.

(q)  State Takeover Statutes. The Board has, pursuant to Section 203(a)(i) of the DGCL, taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement or the Tender Agreements and the consummation of Offer, the Merger and the other transactions contemplated by this Agreement and the Tender Agreements. No other United States state statute or regulation with a purpose or effect similar to Section 203(a)(i) of the DGCL is applicable to this Agreement, the Tender Agreements, the Offer, the Merger or the other transactions contemplated hereby or thereby.

(r)  Brokers. No broker, investment banker, financial advisor or other Person, other than Sandler O’Neill & Partners, L.P. and Keefe Bruyette & Woods, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the Persons to whom such fees are payable.

(s)  Opinion of Financial Advisors. The Company has received the written opinions of Sandler O’Neill & Partners, L.P. and Keefe Bruyette & Woods, to the effect that, as of the date hereof, the consideration to be received in the Offer and the Merger by the Company’s unaffiliated stockholders is fair to the Company’s stockholders from a financial point of view, a copy of which opinions have been delivered to Parent. The Company has also received the written valuation of Keefe, Bruyette & Woods with respect to the sale of the MBO Business, a copy of which valuation has been delivered to Parent.

(t)  Insurance. Section 3.01(t) of the Company Disclosure Schedule contains a list of all currently effective material policies of fire, liability, workmen’s compensation and other forms of insurance owned or held by or covering the Company any of its Subsidiaries or all or any portion of their property and assets. All such policies are in full force and effect and, to the Company’s Knowledge, no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance in all material respects with all requirements of law and of all agreements to which the Company and its Subsidiaries are parties and, to the Company’ Knowledge, are valid, outstanding and enforceable policies and provide, in the reasonable judgment of management, adequate insurance coverage for the assets and operations of the Company and its Subsidiaries. To the Company’s Knowledge, no insurance has been refused with respect to any operations or property assets of the Company or any of its Subsidiaries, nor has the coverage of any insurance been limited, by any insurance carrier which has carried, or received any application for, any such insurance during the last three years, in each case where such refusal or limitation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. A list and brief description of all policies of liability insurance (i) to which the Company or any of its Subsidiaries is, or has since January 1, 2004, been a party or (ii) under which coverage is still available to the Company or any Subsidiary are set forth in Section 3.01(t) of the Company Disclosure Schedule. The Company has furnished to Parent true and complete copies of the foregoing policies of liability insurance that are in the possession of the Company.

(u)  Pension Plan Blackout Periods. Neither the Company nor any of its officers or directors has violated the requirements of Section 306 of the Sarbanes-Oxley Act prohibiting transactions in Company Common Stock by insiders during applicable pension plan blackout periods and requiring certain notices of blackout periods.

(v)  Affiliate Transactions. Except as set forth in the Filed SEC Documents or as disclosed on Section 3.01(v) of the Disclosure Schedule, since December 31, 2005, there have been no transactions, agreements, arrangements or understandings between the Company or any Subsidiary of the Company, on the one hand, and their respective Affiliates, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

(w)  Commissions in Force. Except as set forth in Section 3.01(w) of the Company Disclosure Schedule or pursuant to the Company’s Credit Agreement, no commission has been waived, terminated, pledged or assigned since December 31, 2005, other than by payment in the ordinary course of business, and neither the Company nor any of its Subsidiaries has done anything to convey any right to any person that would result in such person having a right to payments in respect of any commission or otherwise to impair the rights of the Company.

(x)  2002 Securitization The Company securitized certain future commission revenues (the "Commission Assets") in November 2002 (the "Securitization") through CBC Insurance Revenue Securitization, LLC, a Delaware limited liability company (the "SPV") wholly owned by the Company. Each of the documents and instruments executed and delivered by the Company and/or the SPV in connection with the Securitization, including without limitation the asset-backed notes (the "ABS Notes") issued and sold by the SPV, was duly authorized or ratified by all necessary corporate action on the part of the Company and/or the SPV, as appropriate, and constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms. Except as contemplated by (i) that certain Sale and Servicing Agreement dated as of October 1, 2002 among CBC Insurance Revenue Securitization, LLC, Long Miller & Associates, LLC, Clark/Bardes Consulting, Inc., BNY Midwest Trust Company and BNY Asset Solutions, and (ii) that certain Performance Guaranty dated as of October 1, 2002 among Clark/Bardes, Inc. and BNY Midwest Trust Company, neither the Company nor any of its Subsidiaries (other than the SPV) has, nor shall have, any liability (as guarantor or otherwise) for any obligation of the SPV, including without limitation liability for repayment of the ABS Notes.

(y)  Broker-Dealer Subsidiary.

(i)  Except as set forth in Section 3.01(y) of the Company Disclosure Schedule, the Company is not conducting any broker/dealer business and the only Subsidiary conducting broker/dealer business is Clark Securities Inc. (the “BD Subsidiary”). Section 3.01(y)(i) of the Company Disclosure Schedule lists all of the jurisdictions in which the BD Subsidiary is registered as a broker-dealer. To the Company’s Knowledge, each such registration is, and has been since the date any such registration was initially required, in full force and effect. Except as set forth in Section 3.01(y)(i) of the Company Disclosure Schedule, none of the Company nor any of its Subsidiaries, including the BD Subsidiary, is required to be registered as a broker-dealer, investment adviser or transfer agent in any jurisdiction in order to conduct the business presently conducted by the Subsidiaries. Each “associated person” of the BD Subsidiary (as defined in the Exchange Act), that is required, in order to conduct its securities broker-dealer business as it is now conducted, to be registered as a registered principal or registered representative with any Governmental Entity or under Applicable Law is so registered and is and has been since the date any such registration was initially required while an associated person of the BD Subsidiary. The BD Subsidiary is a member in good standing of the National Association of Securities Dealers, Inc., the Securities Investor Protection Corporation and such other organizations in which its membership is required in order to conduct its securities broker dealer business as now conducted.

(ii)  Regulatory Filings Except as set forth in Section 3.01(y)(ii) of the Company Disclosure Schedule, the BD Subsidiary has filed all reports, statements, documents, registrations, filings or submissions required to be filed with any Governmental Entity, all such registrations, reports, statements, documents, filings and submissions were in compliance with all Applicable Laws when filed, and did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances in which they were made, not misleading, except where such noncompliance with Applicable Law is not reasonably expected to have a Material Adverse Effect. Except as set forth in Section 3.01(y)(ii) of the Company Disclosure Schedule, no deficiencies have been asserted in writing or, to the Company’s Knowledge, orally by any such Governmental Entity with respect to the BD Subsidiary’s operations, registrations, filings or submissions that have not been satisfied.

(iii)  No Disqualification Except as set forth in Section 3.01(y)(iii) of the Company Disclosure Schedule, neither the BD Subsidiary nor any “associated person” thereof is subject to a “statutory disqualification” (as such terms are defined in the Exchange Act) or subject to a disqualification which would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any broker-dealer affiliate of the Subsidiaries as a broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Sections 15, 15B or 15C of the Exchange Act.

(iv)  Net Capital As measured on the last day of the month ending immediately preceding the date hereof and as of the last day of the month immediately preceding the Effective Time, the BD Subsidiary has or will have net capital (as defined in Rule 15c3-1 under the Exchange Act) that satisfies the minimum net capital requirements of the Exchange Act and the laws of any jurisdiction in which the BD Subsidiary conducts business.

(z)  Investment Adviser Subsidiary; Clients.

(i)  (a) For purposes of this Agreement, a “IA Subsidiary” means, if applicable, Clark Consulting, Inc. and any other Subsidiaries that provide investment management, investment advisory or sub-advisory services to any employer or other person; “IA Subsidiary Advisory Contract” means each contract for such services provided by an IA Subsidiary; “IA Subsidiary Advisory Client” means each party to a IA Subsidiary Contract other than the applicable IA Subsidiary or any other advisory client of the IA Subsidiary for purposes of the Investment Advisers Act, and the rules and regulations promulgated thereunder.

(ii)  Except as set forth in Section 3.01(z) of the Company Disclosure Schedule, each IA Subsidiary (i) has operated and is currently operating in compliance with all laws, regulations, rules, judgments, orders or rulings of any Governmental Entity applicable to it or its business and (ii) has all registrations, permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets as presently conducted. There is no action, suit, proceeding or investigation pending or, to the knowledge of Clark Consulting, threatened that, if decided adversely, could lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, permits, licenses, exemptions, orders and approvals or result in the imposition of a fine or penalty by a Governmental Entity.

(iii)  Each IA Subsidiary is in compliance with each IA Subsidiary Advisory Contract to which it is a party.

(iv)  The accounts of each IA Subsidiary Advisory Client subject to ERISA have been managed by the applicable IA Subsidiary in compliance with the applicable requirements of ERISA.

(v)  None of Clark Consulting, any IA Subsidiary or any “person associated with an investment adviser” (as defined in the Investment Advisers Act) or any of them is ineligible pursuant to Section 203(e) or (f) of the Investment Advisers Act to serve as an investment adviser or as a person associated with a registered investment adviser; and none of Clark Consulting, any IA Subsidiary or any “associated person” (as defined in the Exchange Act) of any of them is ineligible pursuant to Section 15(b) of the Exchange Act to serve as a broker-dealer or as an associated person to a registered broker-dealer.

(vi)  Except as set forth in Section 3.01(z) of the Company Disclosure Schedule, Clark Consulting has made available to Parent true, correct and complete copies of each Uniform Application for Investment Adviser Registration on Form ADV filed since January 1, 2003 by each IA Subsidiary that is required to be registered as an investment adviser under the Investment Advisers Act, reflecting all amendments thereto to the date hereof (each, a “Form ADV”). The Forms ADV are in material compliance with the applicable requirements of the Investment Advisers Act and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each IA Subsidiary has made available to each IA Subsidiary Advisory Client its Form ADV to the extent required by the Investment Advisers Act.

(vii)  Clark Consulting has made available to Parent true, correct and complete copies of all deficiency letters and inspection reports or similar documents furnished to Clark Consulting by the SEC since January 1, 2003 and Clark Consulting’s responses thereto, if any.

(aa)  Business Practices. Except in each case where the failure to comply would not be reasonably expected to result in a Material Adverse Effect, the Company and each of its Subsidiaries has conducted, sold, marketed and administered its business in compliance with all applicable laws and regulations, including (i) all applicable requirements, disclosures and disclaimers relating to insurance product projections and illustrations; (ii) all applicable legal prohibitions on the use of unfair methods of competition and deceptive acts or practices (including anti-rebate/inducement and anti-discrimination restrictions); and (iii) all applicable requirements relating to insurable interest and to obtaining consent of employees insured under any insurance Contract.

(bb)  Rights Agreement. The Company has amended its Rights Agreement dated July 10, 1998 between the Company and the Bank of New York (the “Rights Agreement”), so that none of a Distribution Date, a Section 11(a)(ii) Event, a Section 13 Event nor a Shares Acquisition Date (as each is defined in the Rights Agreement) shall be deemed to have occurred, none of Parent or Sub or any of their Affiliates or associates shall be deemed to have become an “Acquiring Person” and no holder of any Rights (as defined in the Rights Agreement) shall be entitled to such Rights under, or be entitled to any rights pursuant to, any of Sections 3(a), 7(a), 11(a) or 13 of the Rights Agreement, in any such case by reason of (a) the approval, execution or delivery of this Agreement or any amendments thereof approved in advance by the Board of Directors of the Company, (b) the approval, execution or delivery of the Tender Agreements or any amendments thereof approved in advance by the Board of Directors of the Company, (c) the commencement or, prior to termination of this Agreement, the consummation of any of the transactions contemplated by this Agreement or the Tender Agreements in accordance with their respective provisions, including, without limitation, the making of the Offer, the acceptance of payment for shares of Company Common Stock by Sub pursuant to the Offer and the Merger, or (d) the public announcement by the Company, Parent or any of their affiliates of any of the transactions contemplated by this Agreement. Such amendment (the “Rights Agreement Amendment”) also provides that the Final Expiration Date (as defined in the Rights Agreement) with respect to the Rights shall occur at the Effective Time.

(cc)  MBO Agreement. The MBO Agreement has been duly authorized, executed and delivered by the Company and is a legal, valid and binding agreement of the Company enforceable in accordance with its terms.

(dd)  Disclaimer. Except for the representations and warranties specifically set forth in this Section 3.01, none of the Company or its Affiliates makes any (or shall in any manner whatsoever be deemed or be construed as having made any) representation or warranty to Parent or Sub or any other Person hereunder or otherwise, express or implied.

(ee)  Disclosure Schedule. The parties hereto acknowledge that the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

Section 3.02.  Representations and Warranties of Parent and Sub. Parent and Sub jointly and severally represent and warrant to the Company as follows:

(a)  Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to carry on its business as now being conducted. Each of the Parent and Sub have delivered to the Company true and complete copies of its Certificate of Incorporation and By-laws, as amended to the date of this Agreement.

(b)  Authority; Noncontravention. Parent and Sub have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent or Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub, as applicable and, assuming due execution and delivery by Company, constitutes a valid and binding obligation of Parent and Sub, as applicable, enforceable against Parent and Sub, as applicable, in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by general equity principles regardless whether enforceability is considered in a proceeding in equity or at law. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any material Lien in or upon any of the properties or assets of Parent under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require consent under, any provision of (i) the Certificate of Incorporation or By-laws or similar organizational documents of Parent or the certificate of incorporation or by-laws or similar organizational documents of any of its Subsidiaries (including Sub), (ii) any

Contract applicable to Parent or Sub or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation, or (B) judgment, order or decree, in each case applicable to Parent or Sub or their respective properties or assets, other than, in the case of clauses (ii), and (iii), any such conflicts, violations, defaults, rights, losses, Liens or entitlements that, individually and in the aggregate, would not reasonably be expected to prevent or materially impede or delay the consummation of the Merger or the other transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub and the execution and delivery of the Tender Agreements by Parent or the consummation by Parent and Sub of the transactions contemplated hereby and thereby or the compliance with the provisions of this Agreement and the Tender Agreements, except for (1) the filing of a premerger notification and report form under the HSR Act, (2) the filing of the Offer Documents with the SEC, (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (4) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made, individually and in the aggregate, would not impair in any material respect the ability of Parent or Sub to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

(c)  Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged, and will not engage prior to the Effective Time, in any business other than in connection with the transactions contemplated by this Agreement.

(d)  Capital Resources. Parent has and, on and prior to the Closing Date, will have, and will make available to Sub, sufficient cash to pay for all shares of Company Common Stock validly tendered into and not withdrawn from the Offer and to pay the Merger Consideration, to perform Parent’s and Sub’s obligations under this Agreement and to pay all fees and expenses related to the transactions contemplated by this Agreement and payable by them or the Surviving Corporation. Sub shall, and Parent shall cause Sub to, accept and pay for all tendered shares of Company Common Stock and complete the Merger in accordance with the terms and subject to the conditions of this Agreement.

(e)  Litigation. As of the date of this Agreement, there is no suit, claim, action, investigation or proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent or Sub or any of their respective assets that seeks to delay or prevent the consummation of, or which, individually or in the aggregate, would reasonably be expected to materially adversely affect Parent’s or Sub’s ability to consummate, the transactions contemplated by this Agreement. Neither Parent nor Sub is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or to the knowledge of Parent, continuing investigation by, any

Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority or arbitrator that would prevent Parent or Sub from performing its material obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated hereby.

(f)  Director Recommendations. The Board of Directors of Parent and Sub, or duly appointed committees thereof, have duly and unanimously adopted resolutions, which are still in full force and effect as of the date hereof, approving and declaring advisable the Offer, the Merger, this Agreement and the transactions contemplated hereby.

(g)  Disclosure Documents.

(i)  Each of the Offer Documents when filed with the SEC, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act, including Rule 13e-3. The representations and warranties contained in this Section 3.02(g)(i) do not apply to statements or omissions included in the Offer Documents based upon information furnished to Parent by the Company specifically for use therein.

(ii)  The Offer Documents at the time such Offer Documents are filed with the SEC, at the time of any distribution or dissemination thereof and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.02(g)(ii) do not apply to statements or omissions included in the Offer Documents based upon information furnished to Parent by the Company specifically for use therein.

(iii)  None of the information with respect to Parent or Sub or any of their respective Subsidiaries or their Affiliates that Parent furnishes to the Company for use in the Schedule 14D-9 or Proxy Statement, at the time of the filing thereof, at the time of any distribution or dissemination thereof, at the time of the consummation of the Offer and at the time such stockholders vote on adoption of this Agreement will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

On the date hereof, Parent and its Affiliates own in the aggregate 2,286,995 shares of Company Common Stock (the “Parent Owned Company Common Stock”), not including any Company Common Stock covered by the Tender Agreement.

(h)  Disclaimer. Except for the representations and warranties specifically set forth in this Section 3.02, neither Parent nor Sub nor any of their respective Affiliates makes any (or shall in any manner whatsoever be deemed or be construed as having made any) representation or warranty to the Company or any other Person hereunder or otherwise, express or implied.

ARTICLE IV.
COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.01.  Conduct of Business.

(a)  Conduct of Business by the Company. During the period from the date of this Agreement to the earliest to occur of the Effective Time, the date directors designated by Parent or Sub shall have been elected to and shall constitute a majority of the Board of Directors of the Company (the “Control Date”) or the date of termination of this Agreement, except as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned) or as specifically contemplated by this Agreement or as required by law, the Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and use their commercially reasonable efforts to comply with all Applicable Laws, rules and regulations and, to the extent consistent therewith, use their commercially reasonable efforts to preserve their current business organization and keep available the services of its current officers and employees sufficient to maintain its goodwill and ongoing business. The Company will take all steps reasonably necessary to preserve the Company’s legal rights in, and, in the case of confidential Intellectual Property Rights only, the secrecy of, all its Intellectual Property Rights in accordance with past practices of the Company and subject to Section 4.02(a). Subject to, and without limiting the generality of the foregoing, during the period from the date of this Agreement to the earliest to occur of the date of termination of this Agreement, the Control Date or the Effective Time, except as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), or as specifically contemplated by this Agreement, or as required by law, or as set forth in Section 4.01 of the Company Disclosure Schedule, or as specifically contemplated by the MBO Agreement, the Company shall not, and shall not permit any of its Subsidiaries to:

(i)  (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock except for dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent, (y) purchase, redeem or otherwise acquire any shares of capital stock or any other securities of the Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities other than as required by Company Benefit Plans, or (z) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities;

(ii)  issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire, any such shares, voting securities or convertible securities or any stock appreciation rights or other rights that are linked to the price of Company Common Stock (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options in accordance with the terms of such options as in effect on the date of this Agreement or in connection with the Rights Agreement);

(iii)   except to the extent required to comply with their respective obligations hereunder or as required by law, amend its certificate of incorporation or by-laws (or similar organizational documents);

(iv)  directly or indirectly acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by any other manner, any assets constituting a business or any corporation, partnership, joint venture or association or other entity or division thereof, or any direct or indirect interest in any of the foregoing, or (B) any assets that are material, individually or in the aggregate, to the Company and the Company’s Subsidiaries, taken as a whole, except purchases in the ordinary course of business consistent with past practice or in the fulfillment of Contracts in existence on the date hereof and copies of which have been made available to Parent; or (C) as described in or contemplated by clause (vii) of this Section 4.01(a);

(v)  directly or indirectly sell, lease, license, sell and leaseback, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets or any interest therein, including, without limitation, any existing joint venture interest, except sales of immaterial assets (but not any joint venture interests) or other transactions in the ordinary course of business consistent with past practice;

(vi)  (x) repurchase, accelerate, prepay or incur any indebtedness or guarantee any indebtedness of another Person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for payments of indebtedness under the Company’s senior credit facility and short-term borrowings incurred in the ordinary course of business consistent with past practice, (y) make any loans, advances or capital contributions to, or investments in, any other Person, other than (1) the Company or any direct or indirect wholly owned Subsidiary of the Company, (2) as provided for under the Company Benefit Plans in the ordinary course of business consistent with past practice, or (3) for advances to customers and employees, in each case in the ordinary course of business consistent with past practice; or (z) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company against fluctuations in commodities prices or current exchange rates or interest rates, except agreements or arrangements in respect of contractual commitments of the Company entered into in the ordinary course of business consistent with past practice.

(vii)  incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith, in any manner materially inconsistent with the Company’s current capital budget for 2006 considered as a whole, true and complete copies of which (including all back-up materials) have been provided to Parent prior to the date of this Agreement, or incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith, (A) in 2006, in excess of $500,000 in the aggregate over the amount contemplated in the 2006 budget or (B) in 2007, in excess of $1.5 million per quarter;

(viii)  pay, discharge, settle or satisfy any claims (including claims of stockholders), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Filed SEC Documents (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, or waive, release, grant or transfer any right of material value, other than in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect that is adverse to the Company, or fail to enforce, or consent to any material matter with respect to which its consent is required under any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

(ix)  (A) grant to any employee, officer, director, consultant or independent contractor of the Company or any of its Subsidiaries any increase in compensation, except in the ordinary course of business consistent with past practices or to the extent required under employment agreements filed as exhibits to the Filed SEC Documents or as set forth in Section 4.01 of the Company Disclosure Schedule, (B) grant to any employee, officer, director, consultant or independent contractor of the Company or any of its Subsidiaries any increase in severance or termination pay, except to the extent required under any agreement filed as an exhibit to the Filed SEC Documents or as set forth in Section 4.01 of the Company Disclosure Schedule, (C) establish, adopt, enter into or amend any Company Benefit Agreement, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company Benefit Plan, (E) take any action to accelerate any rights or benefits, take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Agreement, Company Benefit Plan or any other Contract, or make any material determinations not in the ordinary course of business consistent with past practice, under any collective bargaining agreement or Company Benefit Plan or Company Benefit Agreement, other than pursuant to the provisions of Section 5.04 hereof, including any payment of cash pursuant thereto, (F) amend or modify any Company Stock Option, or (G) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan or change the manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined;

(x)  fail to maintain insurance at levels at least comparable to current levels or otherwise in a manner inconsistent with past practice, provided that this provision shall not apply to key-man life insurance on officers and directors;

(xi)  transfer or license to any Person or entity or otherwise materially extend, amend or modify any rights to the Intellectual Property Rights of the Company and its Subsidiaries other than in the ordinary course of business consistent with past practices; provided that in no event shall the Company license on an exclusive basis or sell any Intellectual Property Rights of the Company or its Subsidiaries;

(xii)  enter into or amend any agreements pursuant to which any Person is granted exclusive marketing, or distribution or other rights with respect to any Company product, service, process or technology other than in the ordinary course of business;

(xiii)  enter into or amend any Contract or other agreement, whether written or oral, that: (A) contains any guarantees as to the Company’s or any of its Subsidiaries’ future revenues or (B) obligates the Company to purchase a material amount of goods or supplies and is not terminable on 90 days’ notice or less except for any capital expenditures permitted under this Agreement;

(xiv)  authorize or permit any Person to solicit any program, product, service, process or technology in competition with the Company except as contemplated by the MBO Agreement;

(xv)  terminate or materially amend any Contract listed in section 3.01(h) of the Company Disclosure Schedule;

(xvi)  lease, sublease or otherwise acquire any real property, except for leases and subleases entered into in the ordinary course of business consistent with past practice;

(xvii)  (A) hire in 2006 more than 20 employees in addition to the headcount contained in the Company’s annual budget for 2006, provided no such additional employee’s annual compensation (including bonus and other benefits) shall exceed $100,000 or (B) employ in 2007 more than 20 employees in addition to the total of the 2006 budgeted headcount plus employees acquired in connection with acquisitions consummated in 2006, provided no such additional employee’s annual compensation (including bonus and other benefits) shall exceed $100,000, provided that the limits in this Section 4.01(a)(xvii) shall not apply to persons employed by the business segments comprising the MBO Business if they are added to the list of Assumed Employees which C-W Co.will employ following the closing of the MBO Agreement;

(xviii)  except insofar as may be required by a change in GAAP or the public reporting requirements of the SEC, make any changes in accounting methods, principles or practices materially affecting the reported consolidated assets of the Company and its Subsidiaries;

(xix)  terminate or amend the Rights Plan except as may be required hereunder or if required in connection with a Superior Proposal accepted by the Company;

(xx)  take any action that would reasonably be expected to result in (A) the representations or warranties of the Company set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, becoming untrue, except where the failure of such representations or warranties to be true and correct, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect or (B) except as permitted by Section 4.02 and Section 7, any condition to the Merger set forth in Article VI not being satisfied;

(xxi)  amend, supplement, otherwise revise or terminate the MBO Agreement except as provided for in this Agreement;

(xxii)  authorize any of, or commit, resolve or agree to take any of, the foregoing actions; or

(xxiii)  amend any Company Benefit Plan or Company Benefit Agreements whether written or unwritten except as necessary to effect the transfer of the Clark, Inc. 401(k) Savings Plan, Clark Consulting Health Care Plan, Clark, Inc. Life Insurance Plan, Clark, Inc. Long Term Disability Plan, Clark, Inc. Severance Plan, Clark Consulting Health Care Plan (Vision Care), Clark, Inc. Long Term Care Insurance Plan, Clark Consulting Flexible Benefit Plan, Clark Consulting Short Term Disability Plan, and the Pearl Meyer & Partners and Health Care Group Pre-Tax Transit Program, to C-W Co.

(b)  Certain Tax Matters. During the period from the date of this Agreement to the earlier to occur of the termination of this Agreement, the Effective Time and the Control Date, the Company shall, and shall cause each of its Subsidiaries to, (i) prepare in a manner consistent with past practice and timely file all tax returns (“Post-Signing Returns”) required to be filed by each such entity; (ii) timely pay all taxes due and payable in respect of such Post-Signing Returns that are so filed; (iii) accrue a reserve in the books and records and financial statements of any such entity in accordance with past practice for all taxes payable by such entity for which no Post-Signing Return is due prior to the Effective Time; (iv) promptly notify Parent of any suit, claim, action, investigation, proceeding or audit (collectively, “Actions”) pending against or with respect to the Company or any of its Subsidiaries in respect of any tax and not settle or compromise any such Action without Parent’s consent (which consent shall not be unreasonably withheld, delayed or conditioned), provided that Parent’s consent shall not be required if the amount of the settlement or compromise does not exceed in any material respect the amount specifically reserved by the Company in respect of such Action in the books and records and financial statements of the Company or any of its Subsidiaries; (v) not make any material tax election, other than those consistent with past practices, without Parent’s consent (which consent shall not be unreasonably withheld, delayed or conditioned); and (vi) with respect to the fees and expenses paid or payable by Company to brokers, investment bankers, accountants, financial advisors, legal counsel or other Persons retained by Company in connection with this Agreement, request such Persons to use commercially reasonable efforts to identify the portion of those fees paid or incurred to facilitate the transaction within the meaning of Section 1.263(a)-5 of the Treasury Regulations.

(c)  Advice of Changes; Filings. The Company shall, subject to Section 4.01(d), (i) confer with Parent on a regular basis to report on operational matters and other matters reasonably requested by Parent, (ii) use commercially reasonable efforts to promptly advise Parent orally and in writing of any change or event that would reasonably be expected to have a Material Adverse Effect; and (iii) timely make all required filings with the SEC or any other Governmental Entity. The Company and Parent shall each promptly provide the other copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby, other than the portions of such filings that include competitively sensitive or other confidential information.

(d)  Notwithstanding any provision of this Agreement, with respect to any business in which Parent and the Company (or any of their respective Subsidiaries) compete with each other, the Company shall not provide to Parent or Sub information (in documentary or other form) that outside counsel to the Company (after consultation with outside counsel to Parent) determines should not be exchanged because of the competitive sensitivity of the information.

Section 4.02.  No Solicitation.

(a)  From the date of this Agreement until the earlier of the Effective Time or the termination hereof, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any director, officer or employee of the Company or any of its Subsidiaries or any investment banker, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or take any other action intended or designed to facilitate, any Takeover Proposal (as defined below); or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, any Takeover Proposal; provided that at any time prior to the time at which the Sub accepts shares of Company Common Stock for payment and pays for such shares pursuant to and subject to the conditions of the Offer (the “Acceptance Date”), the Board of Directors of the Company may, subject to compliance with Sections 4.02(c) and (d) of this Agreement, in response to a Superior Proposal (as defined below) or a bona fide Takeover Proposal (the definition of which shall, for purposes of this sentence only, be amended such that all references to 20% shall be changed to 50.1%) that such Board of Directors determines in good faith is reasonably likely to lead to a Superior Proposal (a “Likely Superior Proposal”), in each case that was unsolicited (which term for all purposes of this Agreement shall mean unsolicited after the date of this Agreement) and that did not otherwise result from a breach of this Section 4.02, if such Board of Directors determines in good faith (after consultation with outside counsel) that its fiduciary obligations require it to do so, (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Superior Proposal or Likely Superior Proposal (and its representatives) pursuant to a customary confidentiality agreement, which confidentiality agreement contains terms that are equivalent to, and in no respect less favorable to the Company than (but need not contain a standstill provision), the terms of the Confidentiality Agreement dated October 5, 2006, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”) and (y) participate in discussions or negotiations with the Person making such Superior Proposal or Likely Superior Proposal (and its representatives) regarding such Superior Proposal or Likely Superior Proposal.

For purposes of this Agreement, “Superior Proposal” means any unsolicited offer made by a third party to consummate a tender offer, exchange offer, merger, asset acquisition, consolidation or similar transaction which would result in such third party (or its shareholders)

owning, directly or indirectly, more than 50% of the shares of Company Common Stock then outstanding (or of the surviving entity in a merger) or all or substantially all of the assets of the Company and its Subsidiaries and otherwise on terms which the Board of Directors of the Company determines in good faith (following consultation with a financial advisor of nationally recognized reputation) to be more favorable to the holders of Company Common Stock than the Offer and the Merger, taking into account any changes to the terms of this Agreement proposed by Parent to the Company in writing in response to such Superior Proposal or otherwise.

For purposes of this Agreement, “Takeover Proposal” means any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company and its Subsidiaries, taken as a whole, or 20% or more of any class or series of equity securities of the Company or 20% or more of any class or series of equity securities of any of its Subsidiaries representing in excess of 20% of the voting power or equity represented by all the Company’s outstanding capital stock, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class or series of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement, except that a Takeover Proposal shall not include an inquiry, proposal or offer relating solely to the MBO Business.

(b)  Except as set forth below, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw (or modify in a manner adverse to Parent or Sub) or publicly propose to withdraw (or modify in a manner adverse to Parent or Sub) the approval or recommendation by such Board of Directors or any such committee of this Agreement, the Offer or the Merger, (ii) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Takeover Proposal, (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Acquisition Agreement”) constituting or related to, or which is intended to or is reasonably likely to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 4.02(a) entered into under the circumstances referred to in such Section 4.02(a)) or (iv) agree or resolve to take any of the actions set forth in clauses (i), (ii) or (iii) of this sentence. Notwithstanding the foregoing and anything else in this Agreement to the contrary: (i) if, the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary obligations, the Board of Directors of the Company may, prior to the Acceptance Date, withdraw or modify its approval or recommendation of the Offer, the Merger and this Agreement; and (ii) the Board of Directors of the Company may, prior to the Acceptance Date, in response to a Superior Proposal that was unsolicited and that did not otherwise result from a breach of Section 4.02(a) of this Agreement, terminate this Agreement (and concurrently with or after such termination cause the Company to enter into any Acquisition Agreement with respect to any Superior Proposal), but only after the fourth (4th) Business Day following Parent’s receipt of written notice advising Parent that the Board of Directors of the Company is prepared to accept a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal.

(c)  In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.02, the Company shall promptly (and in no event later than forty-eight (48) hours) advise Parent orally and in writing of any request for information that the Company reasonably believes could lead to a Takeover Proposal, any receipt of a Takeover Proposal, or any inquiry the Company reasonably believes could lead to any Takeover Proposal, the written and any material terms and conditions of such request, Takeover Proposal or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the Person making any such request, Takeover Proposal or inquiry. The Company shall promptly keep Parent informed in all material respects of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry and shall provide to Parent all documentation and material information provided to any Person who has made a Superior Proposal or Likely Superior Proposal, which has not previously been provided to Parent. Notwithstanding anything to the contrary herein, the Company shall not be obligated to provide information to Parent or Sub in violation of any confidentiality agreement entered into in accordance with Section 4.02(a) hereof.

(d)  Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with Applicable Law; provided, however, that, subject to Section 4.02(b), in no event shall the Board of Directors of the Company or any committee thereof withdraw or modify (in a manner adverse to Parent and Sub), or propose to withdraw or modify (in a manner adverse to Parent and Sub), its position with respect to this Agreement, the Offer or the Merger, or adopt, approve or recommend, or propose to adopt, approve or recommend, any Takeover Proposal.

(e)  Notwithstanding the provisions of this Section 4.02, the Company shall not be prohibited or otherwise limited in any way from soliciting, initiating, encouraging, facilitating, or responding to any offer or indication of interest with respect to a purchase of the MBO Business. The parties expressly agree that the Company may enter into an agreement for the sale of the MBO Business pursuant to an agreement other than the MBO Agreement provided that Parent has approved the terms and conditions in writing. Parent agrees that it shall not withhold consent to such an agreement, provided the representations and warranties therein do not survive the closing and the Company has no post-closing indemnity obligations. Parent also agrees it will not unreasonably withhold consent to such an agreement that contains post-closing indemnity obligations provided that such agreement provides that an amount equal to the Company’s maximum post-closing contingent obligations thereunder, including indemnity obligations and defense costs, will be held in escrow until satisfaction or expiration of any and all such post-closing obligations.

(f)  If the Company agrees to sell the MBO Business pursuant to an agreement other than the MBO Agreement, Parent and Sub also agree to increase the Offer consideration by 61.7% of the amount, if any, on a per share basis, by which the consideration received by the Company for the MBO Business, net of any escrow established to satisfy post-closing indemnity obligations pursuant to Section 4.02(g), exceeds the amount set forth in the MBO Agreement.

(g)  In the event that an escrow is established as described in the last sentence of 4.02(e) above, Parent agrees that it shall, upon satisfaction or expiration of any and all post-closing obligations, pay, on a pro rata basis and net of transaction costs, any amount not required to satisfy the Company’s post-closing obligations to the stockholders of the Company who tender shares in the Offer, whose shares are cashed out in the Merger, and to the holders of in the money Company Stock Options whose options are cashed out in the Merger.

ARTICLE V.
ADDITIONAL AGREEMENTS

Section 5.01.  Preparation of the Proxy Statement; Company Stockholders Meeting.

(a)  If the Company Stockholder Approval is required by law in order to complete the Merger, the Company and Parent shall, as promptly as practicable following the Acceptance Date, prepare and file with the SEC the Proxy Statement and the Company shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto and to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable following the Acceptance Date. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by Parent, and (iii) shall not file or mail such document or respond to the SEC prior to receiving Parent’s approval, which approval shall not be unreasonably withheld, delayed or conditioned.

(b)  If Company Stockholder Approval is required by law in order to complete the Merger, and this Agreement shall not have been terminated, the Company shall, as promptly as practicable following the Acceptance Date, establish a record date (which will be as promptly as reasonably practicable following the Acceptance Date) for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of obtaining the Company Stockholder Approval. The Company shall, through its Board of Directors, recommend to its stockholders that they adopt this Agreement, and shall include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 5.01(b) (except for the obligations imposed by the preceding sentence) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Takeover Proposal, or (ii) the withdrawal or modification prior to the Acceptance Date, by the Board of Directors of the Company or any committee thereof, of such Board’s or committee’s approval or recommendation of the Offer, the Merger or this Agreement (unless the Agreement shall have been terminated by Parent, Sub or the Company). Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn (other than for the absence of a quorum and then only to the next possible future date) the Company Stockholders Meeting without the written consent of a majority of the Independent Directors. Notwithstanding the foregoing, if Sub or any other Subsidiary of Parent shall acquire at least 90% of the outstanding shares of Company Common Stock, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer in accordance with Section 253 of the DGCL.

(c)  Parent agrees to cause all shares of Company Common Stock purchased pursuant to the Offer and all other shares of Company Common Stock owned by Parent and any Subsidiary or Affiliate of Parent to be voted in favor of adoption of this Agreement, if a stockholder vote is required by Applicable Law in order to complete the Merger.

Section 5.02.  Access to Information; Confidentiality.

Subject to Section 4.01(d), the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to afford to Parent, and to Parent’s officers, employees, investment bankers, attorneys, accountants and other advisors and representatives, reasonable and prompt access during normal business hours during the period prior to the earliest to occur of the Control Date, the Effective Time or the termination of this Agreement to all their respective properties, assets, books, contracts, commitments, directors, officers, employees, attorneys, accountants, auditors, other advisors and representatives and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, make available to Parent on a prompt basis (i) a copy of each report, schedule, form, statement and other document filed or received by it during such period pursuant to the requirements of domestic or foreign (whether national, federal, state, provincial, local or otherwise) laws, and (ii) all other information concerning its business, properties and personnel in the Company’s custody and control, in the case of (i) and (ii) as Parent may reasonably request (including the work papers of Ernst & Young LLP, provided that Ernst & Young LLP consents to furnish such workpapers). If any material is withheld from Parent pursuant to the provisions of the preceding sentence, the Company shall inform Parent as to what, to Company’s Knowledge, is being withheld. Except as required by law, Parent will hold, and will direct its officers, employees, investment bankers, attorneys, accountants and other advisors and representatives to hold, any and all information received from the Company, directly or indirectly, in confidence in accordance with the Confidentiality Agreement.

Section 5.03.  Commercially Reasonable Efforts; Notification.

(a)  Upon the terms and subject to the conditions set forth in this Agreement, including Section 4.02, each of the parties agrees to use, to the fullest extent permitted by Applicable Law, all commercially reasonable efforts to take, or cause to be taken, all actions, that are necessary, proper or advisable to consummate and make effective the Offer, the Merger and the other transactions contemplated by this Agreement and the Tender Agreements, including using all commercially reasonable efforts to accomplish the following: (i) the taking of all commercially reasonable acts necessary to cause the conditions to the Offer and the Merger to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings, and (iii) the obtaining of all necessary consents, approvals or waivers from third parties. In connection with and without limiting the foregoing and subject to the terms and conditions of this Agreement, the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Tender Agreements, the Offer, the Merger or any of the other transactions contemplated hereby or thereby, use its commercially reasonable efforts to ensure that the Offer, the Merger and the other transactions by the Company contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Tender Agreements, the Offer, the Merger and the other transactions contemplated hereby or thereby. The Company and Parent will provide such assistance, information and cooperation to each other as is reasonably required to obtain any such waivers, consents, approvals, orders and authorizations and, in connection therewith, will notify the other Person promptly following the receipt of any comments from any Governmental Entity and of any request by any Governmental Entity for amendments, supplements or additional information in respect of any registration, declaration or filing with such Governmental Entity and will supply the other Person with copies of all correspondence between such Person or any of its representatives, on the one hand, and any Governmental Entity, on the other hand.

(b)  The Company shall use commercially reasonable efforts to give prompt notice to Parent after acquiring Knowledge of, (i) any representation or warranty made by it contained in this Agreement becoming, or determined to have been, untrue or inaccurate, or (ii) the failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that the conditions in paragraph (d) or (e) of Exhibit A would not be satisfied; provided that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(c)  Parent shall use commercially reasonable efforts to give prompt notice to the Company after acquiring Knowledge of, (i) any representation or warranty made by it or Sub contained in this Agreement becoming, or determined to have been, untrue or inaccurate, (ii) the failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, or

(iii) the existence of any fact or circumstance which makes it significantly unlikely that Parent will be able to satisfy its representation and warranty in Section 3.02(d) at the Closing Date; provided that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(d)  The Company shall give prompt notice to Parent regarding any developments in the sale of the MBO Business, including, but not limited to, (i) any proposed amendment to the MBO Agreement or (ii) any bona fide offer to purchase the MBO Business other than pursuant to the MBO Agreement.

Section 5.04.  Company Stock Options. As soon as practicable following the date of this Agreement, the Company Board of Directors (or, if appropriate, any committee administering the Company Stock Plans) shall take or cause to be taken such actions consistent with the Company Stock Plans and Applicable Law as are required to cause (x) the Company Stock Plans to terminate as of the Effective Time and (y) the provisions in any other Company Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company to be deleted as of the Effective Time. Subject to the provisions of Section 2.03, the Company shall take such actions as necessary to ensure that following the Effective Time no holder of a Company Stock Option or any participant in any Company Stock Plan or other Company Benefit Plan shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation.

Section 5.05.  Indemnification, Exculpation and Insurance.

(a)  From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless, and Parent shall itself indemnify, defend and hold harmless (jointly and severally with the Surviving Corporation), in each case, to the fullest extent permitted by Applicable Law, the present and former officers, directors, employees and employee benefit plan fiduciaries (each an “Indemnified Party”) of the Company and its Subsidiaries against all judgments, losses, claims, damages, fines, penalties and liabilities in respect of acts or omissions occurring at or prior to the Effective Time (including acts or omissions occurring in connection with this Agreement, the MBO Agreement and the transactions contemplated hereby and thereby), including amounts paid in settlement or compromise with the approval of Parent (which approval shall not be unreasonably withheld, delayed or, conditioned) (“Indemnified Amounts”) if such Indemnified Amounts result from actions brought by reason of the fact that such Indemnified Party is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust, nonprofit entity, employee benefit plan or other enterprise, whether arising prior to or after the Effective Time. Parent and Sub agree that all rights to exculpation, advancement of expenses and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the Indemnified Parties as provided in the DGCL, the Certificates of Incorporation or the Bylaws of the Company and its Subsidiaries, in each case in effect as of the date hereof, shall survive the Merger and shall continue in full force and effect in accordance with their terms and without amendment thereof. Without limiting the generality of the preceding sentence, in the event that any Indemnified Party becomes involved in any actual or threatened action, suit, claim, proceeding or investigation covered by this Section 5.05 after the Effective Time, Parent shall, and the Surviving Corporation shall (jointly and severally), to the fullest extent permitted by law, promptly advance to such Indemnified Party his or her legal or other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the providing by such Indemnified Party of an undertaking to reimburse all amounts so advanced in the event of a non-appealable determination of a court of competent jurisdiction that such Indemnified Party is not entitled thereto. For at least six years after the Effective Time, Parent and the Surviving Corporation will jointly and severally, without any lapse in coverage, provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy (each an "Insured Party") on terms with respect to coverage and amount no less favorable in any material respect than those of such policy in effect on the date hereof; provided, that the Surviving Corporation shall not be obligated to expend annual premiums for such insurance during such period in excess of 200% of the per annum rate of the aggregate annual premium currently paid by the Company for such insurance on the date of this Agreement; provided that if the annual premium for such insurance shall exceed such 200% in any year, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(b)  The provisions of this Section 5.05 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and Insured Party, his or her heirs and his or her representatives.

Section 5.06.  Fees and Expenses.

(a)  Except as set forth in Sections 5.06(c), (d) and (e), all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b)  In the event that (i) (A) a Takeover Proposal shall have been made known to the Company or has been made directly to its stockholders or any Person has announced an intention (whether or not conditional and whether or not withdrawn) to make a Takeover Proposal, (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(i), and (C) within six (6) months after such termination, the Company or any of its Subsidiaries enters into any Acquisition Agreement with respect to, or consummates, any Takeover Proposal (the definition of which in Section 4.02(a) shall, for the purposes of this Section 5.06(b)(i)(C) only, be amended such that all references to 20% shall be changed to 30%), or (ii) this Agreement is terminated by Parent pursuant to Section 7.01(c) or by the Company pursuant to Section 7.01(e), then the Company shall pay Parent as its sole remedy a fee equal to $8.0 million (the “Termination Fee”) by wire transfer of same day funds to an account designated by Parent (x) in the case of a termination by Parent pursuant to Section 7.01(c), within two (2) Business Days after such termination, (y) in the case of a termination by the Company pursuant to Section 7.01(e), within one (1) Business Day of the date of such termination, or (z) in the case of a payment as a result of more than one event referred to in Section 5.06(b)(i)(C), upon the first to occur of such events. The Company acknowledges that the agreements contained in this Section 5.06(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amounts due pursuant to this Section 5.06(b), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 5.06(b), the Company shall pay to Parent interest on the amounts set forth in this Section 5.06 at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

(c)  The Company shall reimburse Parent and Sub for all their expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement in the event that (i) the Termination Fee is not payable and (ii) this Agreement is terminated by Parent pursuant to Section 7.01(d) and Parent is not in breach of its representations, warranties and covenants under this Agreement; provided that the aggregate amount of such reimbursement shall not exceed $1.5 million . All payments made pursuant to this Section 5.06(c) shall be made by wire transfer of same day funds to an account designated by Parent within 2 Business Days of such termination.

(d)  In the event that this Agreement is terminated by Company pursuant to Section 7.01(f) solely as a result of a breach of Section 3.02 (d), then Parent shall pay Company, as its sole remedy, a fee equal to the Termination Fee by wire transfer of same day funds to an account designated by Company. In addition, Parent shall reimburse the Company for all expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement in the event that this Agreement is terminated by the Company pursuant to Section 7.01(f) (including as a result of a breach of Section 3.02(d)); provided that the aggregate amount of such reimbursement shall not exceed $1.5 million. All payments made pursuant to this Section 5.06(d) shall be made within two Business Days of such termination by the Company by wire transfer of same day funds to an account designated by the Company.

(e)  Parent and Company shall each pay one-half of any filing fees required in connection with the HSR filing required under the HSR Act.

Section 5.07.  Information Supplied.

(a)  The Company agrees that none of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Offer Documents or the Schedule 14D-9 or Schedule 13E-3 or any information statement to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 under the Exchange Act (the “Information Statement”) will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the time it is filed with the SEC or first published, sent or given to the Company’s stockholders, or at the time of any amendment or supplement thereof, or (ii) the Proxy Statement will, at the date it is filed with the SEC or mailed to the Company’s stockholders, at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to statements made in the Offer Documents, the Schedule 14D-9 or Schedule 13E-3, the Information Statement or the Proxy Statement based on information supplied by Parent or Sub or information relating to C-W Co. and its members supplied by C-W Co. or its members, in each case, specifically for inclusion or incorporation by reference therein. The Offer Documents, the Schedule 14D-9, the Schedule 13E-3, the Information Statement and Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

(b)  Parent and Sub agree that none of the information supplied or to be supplied by Parent or Sub specifically for inclusion in the Offer Documents, the Schedule 14D-9, the Information Statement or the Proxy Statement will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date (i) the Offer Documents or the Information Statement is filed with the SEC or first published, sent or given to the Company’s stockholders or at the time of any amendment or supplement thereof, or (ii) the Proxy Statement is filed with the SEC or mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, in each case, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c)  The parties agree to treat the transactions contemplated hereby as a transaction subject to Rule 13e-3 under the Exchange Act solely for purposes of disclosure requirements under the Exchange Act. Neither Parent nor Sub, however, believes that either of them or any of their affiliates is a person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control, with the Company. For purposes of this paragraph, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Company, whether through the ownership of voting securities, by contract, or otherwise.

Section 5.08.  Benefits Matters.

(a)  During the period commencing upon the Acceptance Date and ending on the last day of the month during which the Acceptance Date occurs (the “Continuation Period”), except for those Company Benefit Plans set forth in Section 5.08(a) of the Company Disclosure Schedule, Parent shall cause the Company (and after the Effective Time the surviving corporation ) to maintain, without adverse amendment except as required by law, the MBO Agreement or this Agreement, each of the Company Benefit Plans and Company Benefit Agreements (excluding any equity-based compensation plans or annual incentive compensation plans but including, without limitation, any Company Benefit Plan that is a severance plan or which provides welfare benefits to former employees), and shall permit the current and former employees, directors and officers of the Company and its Subsidiaries who participate in such plans immediately prior to the Acceptance Date to continue such participation during the Continuation Period (subject to the terms of the applicable Company Benefit Plan or Company Benefit Agreement).

(b)  With respect to welfare or pension benefits provided to Company Employees following the Continuation Period, Parent shall provide that, (i) service credited to Company Employees with respect to employment with the Company or its Subsidiaries (or predecessors) prior to the Acceptance Date shall be recognized for purposes of eligibility to participate in the applicable plans and vesting of benefits (but not for benefit accrual) under such plans and under vacation or other paid-time off programs or policies to the extent such service was recognized by the Company as of such date and (ii) all pre-existing condition limitations and eligibility waiting periods under any group health plan shall be waived with respect to such Company Employees and their eligible dependents who were participants in comparable Company Benefit Plans prior to the end of the Continuation Period; provided, however, that nothing in this Section 5.08(b) shall require the payment of duplicative benefits. For purposes of this Section 5.08(b) “Company Employees” shall mean the employees of the Company and its Subsidiaries immediately following the closing of the sale of the MBO Business.

(c)  As of and following the Acceptance Date, Parent shall cause the Company (and after the Effective Time the Surviving Corporation) to honor in accordance with their existing terms and without adverse amendment the annual incentive bonus plans of the Company set forth in Section 5.08(d) of the Company Disclosure Schedule (the “Bonus Plans”) with respect to the Company’s fiscal year ending December 31, 2006 and shall cause participants in such Bonus Plans to be paid any amounts due under the Bonus Plans based on the Company’s performance during such fiscal year determined without regard to the effects of the transactions contemplated by this Agreement (including, without limitation, any transaction fees, write downs or other costs incurred in connection with the negotiation, execution and consummation of this Agreement or the integration of the applicable businesses by Parent). Parent shall cause such bonuses to be determined and paid in accordance with the Company’s past practice (including with respect to determination of the attainment of personal objective components under the Bonus Plans); provided, however, that any involuntary, not-for-cause termination of the employment of a participant in a Bonus Plan following the Acceptance Date shall be disregarded for purposes of determining eligibility for the payment of an award under the applicable Bonus Plan.

(d)  Prior to the Effective Time, (i) the Company shall take all necessary actions to maintain the qualified status of the Company’s 401(k) Retirement Plan with Section 401 of the Code and (ii) the Board of Directors of Company shall have adopted a resolution freezing contributions to the Deferred Compensation Plan.

Section 5.09.  Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

Section 5.10.  Directors.

(a)  Promptly upon the acceptance for payment of, and payment by Sub for, any shares of Company Common Stock representing in excess of the Minimum Tender Condition pursuant to the Offer, Sub shall be entitled to designate such number of directors on the Board of Directors of the Company as will give Sub, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to at least that number of directors, rounded up to the next whole number, which is the product of (a) the total number of directors on the Board of Directors of the Company (giving effect to the directors elected pursuant to this sentence) multiplied by (b) the percentage that (i) such number of shares of Company Common Stock so accepted for payment and paid for by Sub plus the number of shares of Company Common Stock otherwise owned by Sub or any other Subsidiary of Parent bears to (ii) the fully diluted number of such shares outstanding, and the Company shall, at such time, cause Sub’s designees to be so elected; provided, however, that in the event that Sub’s designees are appointed or elected to the Board of Directors of the Company, until the Effective Time the Board of Directors of the Company shall have at least three directors, or such other number as may be required by the rules of the NYSE, who are Directors on the date of this Agreement and who are independent directors for purposes of the continued listing requirements of the NYSE (the “Independent Directors”); and provided further that, in such event, if the number of Independent Directors shall be reduced below three for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there shall be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement (and Parent and Sub shall cause such persons to be elected as such) or, if no Independent Directors then remain, the other directors shall designate three persons, or such other number as may be required by the rules of the NYSE, to fill such vacancies who are not officers, stockholders or Affiliates of the Company, Parent or Sub (and Parent and Sub shall cause such persons to be elected as such), and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to Applicable Law, the Company shall take all action requested by Parent necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company shall make such mailing with the mailing of the Schedule 14D-9 (provided that Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub’s designees). In connection with the foregoing, the Company shall promptly, at the option of Sub, either increase the size of the Board of Directors of the Company or obtain the resignation of such number of its current directors as is necessary to enable Sub’s designees to be elected or appointed to the Board of Directors of the Company as provided above.

(b)  Prior to the Effective Time, the Company shall cause each member of its Board of Directors to resign as a director of such Board effective immediately prior to the Effective Time.

Section 5.11.  Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar taxes (including interest, penalties and additions to any such taxes) (“Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be paid by either Sub or the Surviving Corporation, and the Company shall cooperate with Sub and Parent in preparing, executing and filing any tax returns with respect to such Transfer Taxes, and the Surviving Corporation shall hold all other Persons and entities (including the Company prior to the Merger) harmless from and against any losses in connection with such Transfer Taxes.

ARTICLE VI.
CONDITIONS PRECEDENT TO MERGER

Section 6.01.  Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction or waiver by such party on or prior to the Closing Date of the following conditions; provided, however, that the right to terminate this Agreement for failure of a condition shall not be available to any party whose breach of this Agreement has been a principal reason for such failure:

(a)  Stockholder Approval. The Company Stockholder Approval, if required by Applicable Law, shall have been obtained, and shall include approval by a majority of outstanding shares of Common Stock beneficially owned by persons (the “Disinterested Stockholders”) other than Parent, Tom Wamberg, Robert Long, James Bean, Thomas Pyra, any other director of the Company, any member of the management group proposing to buy the OBS Business, and their respective affiliates. The approval pursuant to this paragraph 6.01(a) shall be referred to as “Disinterested Stockholder Approval”.

(b)  Antitrust. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act or any other applicable competition, merger control, antitrust or similar laws or regulations shall have been terminated or shall have expired.

(c)  No Injunctions or Legal Restraints. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other binding and applicable legal restraint or prohibition (collectively, “Legal Restraints”) that has the effect of preventing the consummation of the Merger shall be in effect.

(d)  Purchase of Shares in the Offer. Sub shall have previously made the Offer as provided herein and accepted for payment and paid for shares of Company Common Stock pursuant to the Offer.

(e)  MBO Closing. The transactions contemplated by the MBO Agreement (or any other agreement for the sale of the MBO Business as permitted hereunder) shall have been consummated.

(f)  Benefit Matters. Parent shall have determined that the Company’s 401(k) Plan is qualified under Section 401 of the Code and the Board of Directors of Company shall have adopted a resolution freezing contributions to the Deferred Compensation Plan.

ARTICLE VII.
TERMINATION, AMENDMENT AND WAIVER

Section 7.01.  Termination. This Agreement may be terminated, and the Offer and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after the Disinterested Stockholder Approval has been obtained:

(a)  by mutual written consent of Parent, Sub and the Company, provided that if Sub’s designees are elected to the Board of Directors of the Company pursuant to Section 5.10, then such termination shall require approval of a majority of the Independent Directors in addition to that of the Board of Directors of the Company;

(b)  by either Parent or the Company:

(i)  if the Offer is not consummated on or before a date which is on or before five (5) months from the date of this Agreement (the “Outside Date”); provided that such date shall be extended for a period not exceeding sixty (60) days if as of such date (A) any requisite waiting period under the HSR Act (and any extension thereof) applicable to the purchase of the shares of Company Common Stock pursuant to the Offer or the Merger shall not have expired or (B) any temporary restraining order or preliminary injunction or other non-final order or decree shall have been issued by any court of competent jurisdiction, or any other legal restraint or prohibition that has the effect of preventing the consummation of the Offer or the Merger shall be in effect; provided further, however, that the Outside Date shall not be extended past May 30, 2007; provided that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party whose breach of this Agreement has been a principal reason that the Offer or the Merger has not been consummated by such date; or

(ii)  if any Legal Restraint set forth in Section 6.01(c) shall be in effect and shall have become final and nonappealable, or

(iii)  if as a result of the failure of any of the conditions set forth in Exhibit A to this Agreement, the Offer shall have terminated or expired in accordance with its terms without Sub having purchased any shares of Company Common Stock pursuant to the Offer; provided, however, that the right to terminate this Agreement pursuant to this clause (iii)

shall not be available to any party whose breach of this Agreement has been a principal reason for such failure of any of the conditions set forth in Exhibit A to this Agreement;

(c)  by Parent (i) if the Board of Directors of the Company or any committee thereof shall have withdrawn or modified (in a manner adverse to Parent and Sub) the recommendation of such Board of Directors of this Agreement (it being understood and agreed that a notice to Parent pursuant to Section 4.02(b) or a communication by the Board of Directors of the Company to its stockholders pursuant to Rule 14d-9(f)(3) of the Exchange Act, or any similar type of communication to such stockholders in connection with the making or amendment of a tender offer or exchange offer, shall not be deemed to constitute a withdrawal, modification or change of its recommendation of this Agreement or the transactions contemplated hereby), the Offer or the Merger, or (ii) upon Parent’s receipt of written notice advising Parent that the Board of Directors of the Company is prepared to accept a Superior Proposal;

(d)  by Parent prior to the Acceptance Date if the Company shall have breached any of its representations, warranties or covenants contained in this Agreement, which breach would give rise to the failure of a condition set forth in paragraph (d) or (e) of Exhibit A which breach has not been or is incapable of being cured by the Company within thirty Business Days after its receipt of written notice thereof from Parent;

(e)  prior to the Acceptance Date by the Company in accordance with Section 4.02(b) subject to compliance by the Company with the notice provisions therein and the prior payment of the Termination Fee and expense reimbursement in accordance with Section 5.06; or

(f)  by the Company prior to the Acceptance Date, if Parent shall have breached any of its representations, warranties or covenants contained in this Agreement, which breach has not been or is incapable of being cured within thirty (30) Business Days after its receipt of written notice thereof from the Company.

Section 7.02.  Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of Section 3.01(r), the last sentence of Section 5.02, Section 5.06, this Section 7.02 and Article VIII; provided that no such termination shall relieve any party hereto from any liability or damages (including reasonable attorney’s fees) resulting from a willful or reckless breach by a party of any of its representations, warranties or covenants set forth in this Agreement.

Section 7.03.  Amendment. This Agreement may be amended by the parties hereto at any time pursuant to resolutions duly adopted by their respective board of directors, whether before or after the Disinterested Stockholder Approval has been obtained; provided that after the purchase of shares of Disinterested Common Stock pursuant to the Offer, no amendment shall be made which decreases the Merger Consideration, and, after the Disinterested Stockholder Approval has been obtained, there shall be made no amendment that by Applicable Law requires further approval by stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Following the Control Date and prior to the Effective Time, the Company shall maintain the required number of Independent Directors and the affirmative vote of a majority of the Independent Directors then in office shall be required by the Company to (i) amend or terminate this Agreement by the Company, (ii) exercise or waive any of the Company’s rights or remedies under this Agreement or (iii) extend the time for performance of Parent and Sub’s respective obligations under this Agreement, provided, however, if the foregoing provisions of this subsection are invalid or incapable of being enforced under Applicable Law, then neither Parent nor Sub shall approve (either in its capacity as a stockholder or as a party to this Agreement, as applicable) and Parent and Sub shall use their commercially reasonable efforts to prevent the occurrence of, such action unless there shall be Independent Directors in office and such action shall have received approval of a supermajority of the Board of Directors of the Company consisting of a majority of the Independent Directors and all directors who are not Independent Directors. The Board of Directors of the Company shall not delegate any matter covered by the preceding sentence of this Section 7.03 to any committee of the Board of Directors of the Company unless such committee consists only of Independent Directors.

Section 7.04.  Extension; Waiver. Subject to the penultimate sentence of Section 7.03 and Applicable Law, at any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

ARTICLE VIII.
GENERAL PROVISIONS

Section 8.01.  Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive beyond the Acceptance Date. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Acceptance Date.

Section 8.02.  Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Sub, to:             Parent
                                                    AUSA Holding Company

                                                    4333 Edgewood Rd. NE
                                                    Cedar Rapids, IA 52499
                                                    Attention: President
                                                    (with a copy to General Counsel at same address)

with a copy to:                         Lord, Bissell & Brook LLP
                                                   111 South Wacker Drive
                                                   Chicago, IL 60606
                                                   Attention: William J. Kelty, Esq.

if to the Company, to:     Clark, Inc.
                                                   102 S. Wynstone Park Drive
                                                   North Barrington, IL 60010
                                                   Attention: President and Chief Operating Officer

with a copy to:                         Vedder, Price, Kaufman & Kammholz, P.C.
                                                   222 N. LaSalle Street, Suite 2400
                                                   Chicago, IL 60601
                                                   Attention:  Stanley B. Block, Esq.
       Lane R. Moyer, Esq.

Section 8.03.  Definitions. For purposes of this Agreement:

(a)  an “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(b)  “Applicable Law(s)” means any applicable federal, state, local or foreign statute, law, ordinance, regulation, rule code, order, other requirement or rule of law, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment.

(c)  “Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in the City of New York are authorized or required by law or executive order to be closed;

(d)  “Knowledge” means the actual knowledge of the persons listed in Exhibit E;

(e)  “Material Adverse Effect” means any state of facts, change, development, effect, event, condition or occurrence that would reasonably be expected to be both material and adverse to the business, assets, properties, financial condition and results of operations of the Company and its Subsidiaries, taken as a whole, except for any state of facts, change, development, effect, event, condition or occurrence which relates primarily to the business segments to be sold by the Company pursuant to the

MBO Agreement or, except as permitted by Section 4.02, to prevent or materially delay the consummation of the Offer or the Merger, provided, however, that any such state of facts, change, development, effect, event, condition or occurrence relating to (i) the economy in general, (ii) general business and industry market conditions as they affect businesses of the Company and its Subsidiaries, (iii) the execution or announcement of this Agreement, (iv) any actions taken by Parent, Sub or any of their respective Affiliates after the date hereof and prior to the Closing Date that relate to, or affect, the business of the Company and its Subsidiaries, (v) resulting from compliance by the Company and its Subsidiaries with the terms of this Agreement or (vi) resulting from any liability, cost or expense associated with, relating to or arising from the transactions contemplated by this Agreement (including legal, accounting and financial advisory fees and disbursements) shall not be taken into account in any such determination; provided, further, that any change in the market trading prices for the Company Common Stock shall not be taken into account in any such determination;

(f)  “Person” means an individual, corporation, partnership, joint venture, association, trust, limited liability company, Governmental Entity, unincorporated organization or other entity; and

(g)  a “Significant Subsidiary” shall have the meaning set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

(h)  a “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first Person.

Section 8.04.  Interpretation. When a reference is made in this Agreement to a Section, Subsection or Schedule, such reference shall be to a Section or Subsection of, or a Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a Person are also to its permitted successors and assigns.

Section 8.05.  Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.06.  Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Tender Agreements and the other agreements contemplated hereby constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement. This Agreement is not intended to confer upon any Person other than the parties hereto (and their respective successors and assigns) any rights or remedies except for the provisions of Article I and the provisions of Section 5.05 which (with respect to the provisions of Section 5.05) are intended for the benefit of the Indemnified Parties or Insured Parties, their heirs and representatives.

Section 8.07.  Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 8.08.  Assignment. This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

Section 8.09.  Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any court of the United States located in the State of Delaware or of any Delaware state court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a court of the United States located in the State of Delaware or a Delaware state court.

Section 8.10.  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

AUSA HOLDING COMPANY By: /s/ James A. Beardsworth Name: James A. Beardsworth Title: President
AUSA MERGER SUB, INC. By: /s/ James A. Beardsworth Name: James A. Beardsworth Title: President
CLARK, INC. By: /s/ Thomas M. Pyra Name: Thomas M. Pyra Title: President

EXHIBIT A

CONDITIONS OF THE OFFER

Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), to pay for any shares of Company Common Stock tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Company Common Stock which, together with shares already beneficially owned by Parent or Sub, would constitute at least a majority of the outstanding Company Common Stock (determined on a fully diluted basis for all outstanding stock options and any other rights to acquire Company Common Stock on the date of purchase) as well as a majority of Outstanding Common Stock beneficially owned by Disinterested Company Stockholders, (the “Minimum Tender Condition”) and (ii) any requisite waiting period under the HSR Act (and any extension thereof) applicable to the purchase of shares of Company Common Stock pursuant to the Offer or to the Merger shall have expired. Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to commence the Offer or accept for payment or, subject as aforesaid, to pay for any shares of Company Common Stock not theretofore accepted for payment or paid for, and, subject to and in accordance with this Agreement, may terminate or amend the Offer, with the consent of the Company or if, immediately prior to the applicable expiration of the Offer, any of the following conditions exists:

(a)  there shall be pending any suit, action or proceeding by any Person or by any Governmental Entity, in either case having a reasonable likelihood of success, or any suit, action or proceeding shall be threatened by any Governmental Entity (i) challenging the acquisition by Parent or Sub of any shares of Company Common Stock, seeking to restrain or prohibit consummation of the Offer or the Merger, or seeking to place material limitations on the ownership of shares of Company Common Stock (or shares of common stock of the Surviving Corporation) by Parent or Sub, (ii) seeking to prohibit or limit the ownership or operation by the Company or Parent and their respective Subsidiaries of any material portion of the business or assets of the Company or Parent and their respective Subsidiaries taken as a whole, or to compel the Company or Parent and their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective Subsidiaries taken as a whole, as a result of the Offer, the Merger or any of the other transactions contemplated by this Agreement or the Tender Agreements, or (iii) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company or Parent and their respective Subsidiaries taken as a whole;

(b)  any temporary restraining order, preliminary or permanent injunction or other order or decree shall be issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing the consummation of the Offer or the Merger shall be in effect;

(c)  except as set out in Section 3.01(f) of the Company Disclosure Schedule, since the date of this Agreement, there shall have been any Material Adverse Effect;

(d)  the representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall not be true and correct, in each case, as of the date of this Agreement and as of the Acceptance Date with the same effect as though made as of the Acceptance Date (except that the accuracy of the representations and warranties that by their terms speak as of a specified date will be determined only as of such date), except in each of the above cases, where the failure of such representations and warranties to be true and correct, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

(e)  the Company shall have failed to perform in any material respect any obligation required to be performed by it under this Agreement at or prior to the Acceptance Date;

(f)  Parent and the Company shall not have obtained (i) all material consents, approvals, authorizations, qualifications and orders of all Governmental Entities legally required in connection with this Agreement and the transactions contemplated by this Agreement and (ii) all other consents, approvals, authorizations, qualifications and orders of Governmental Entities or third parties required in connection with this Agreement and the transactions contemplated by this Agreement, except in the case of this clause (ii) for those the failure of which to be obtained, individually and in the aggregate would not reasonably be expected to have a Material Adverse Effect;

(g)  The MBO Certifications and Financing Commitment Letter shall not have been delivered to Parent;

(h)  this Agreement shall have been terminated in accordance with its terms.

The foregoing conditions (other than with respect to clauses (i) and (ii) of the first paragraph of this Exhibit A) are for the sole benefit of Sub and Parent and may be asserted by Sub or Parent regardless of the circumstances giving rise to such condition or may be waived by Sub and Parent in whole or in part at any time and from time to time in their sole discretion. The conditions set forth in clauses (i) and (ii) of the first paragraph of Exhibit A may not be waived. The failure by Parent, Sub or any other Affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the Acceptance Date.